Exhibit 2.3

PURCHASE AND CONTRIBUTION AGREEMENT

by and among

DYNAMIC OFFSHORE RESOURCES, LLC,

SUPERIOR ENERGY INVESTMENTS, LLC,

SECOND LIEN LENDERS,

FR MARS HOLDINGS LP,

BERYL OIL AND GAS LP,

BERYL OIL AND GAS GP LLC,

BERYL RESOURCES LP,

FR MARS HOLDINGS GP LLC,

SESI, L.L.C.,

and

BERYL RESOURCES GP LLC

Dated as of September 9, 2009

i

ii

EXHIBITS:

A	Leases
B	Certificate of Formation
C	NewCo LLC Agreement
D	Contribution of Loans and Liens
E	Amended and Restated Credit Agreement
F	Assignment and Assumption in Lieu of Foreclosure of Membership Interests and Partnership Interests
G	First Lien Lender Release
H	Second Lien Lender Release
I	Acquired Companies Release

SCHEDULES:

1.1	Incentive Agreements
2.1	Second Lien Lenders Sharing Percentages in NewCo
5.3	Conflicts; Consent of Third Parties
5.4(b)	Subsidiaries
5.5	Financial Statements
5.6	Absence of Certain Changes
5.7	Taxes
5.8(b)	Defaults
5.10	Employee Liabilities
5.11	Litigation
5.13	Insurance
5.14	Brokers’ Fees and Advisor Agreements
5.16	Bank Accounts
6.8	Second Lien Lenders
7.5	Intercompany Arrangements
7.9	Managers and Officer Resignations
1 1.1(a)(ii)	Purchase Price Allocation

iii

PURCHASE AND CONTRIBUTION AGREEMENT

THIS PURCHASE AND CONTRIBUTION AGREEMENT (this “Agreement”) is entered into September 9, 2009 by and among Dynamic Offshore Resources, LLC, a Delaware limited liability company (“Dynamic”), Superior Energy Investments, LLC, a Delaware limited liability company (“Superior”), each of the Persons who execute this Agreement as “Second Lien Lenders” (each a “Second Lien Lender” and collectively, the “Second Lien Lenders”), FR Mars Holdings LP, a Delaware limited partnership (“FR Mars LP”), Beryl Oil and Gas GP LLC, a Delaware limited liability company (“Beryl GP”), Beryl Oil and Gas LP, a Delaware limited partnership (“Beryl LP” and, together with Beryl GP, the “Acquired Companies”), FR Mars Holdings GP LLC, a Delaware limited liability company (“FR Mars GP”), Beryl Resources LP, a Delaware limited partnership (“Beryl Resources”), Beryl Resources GP LLC, a Delaware limited liability company (“Beryl Resources GP”), and SESI, L.L.C., a Delaware limited liability company (“SESI” and, together with FR Mars GP, Beryl Resources and Beryl Resources GP, the “Owners”). Dynamic, Superior, each of the Second Lien Lenders, FR Mars LP, the Acquired Companies and the Owners are sometimes referred to herein collectively as the “Parties”.

RECITALS

WHEREAS, FR Mars LP owns (i) 100% of the outstanding membership interests of Beryl GP (“Membership Interests”) and (ii) 100% of the outstanding limited partnership interests in Beryl LP (the “Partnership Interests” and together with the Membership Interests, the “Interests”);

WHEREAS, Dynamic, Superior and the Second Lien Lenders desire to form Dynamic Beryl Holdings, LLC, a new Delaware limited liability company (“NewCo”), for the purpose of acquiring and owning the Interests on the terms and conditions set forth in this Agreement;

WHEREAS, upon formation of NewCo and subject to the terms and conditions set forth in this Agreement and in accordance with the Limited Liability Company Agreement of NewCo, substantially in the form attached hereto as Exhibit C (the “NewCo LLC Agreement”), (i) Dynamic will make or commit to make capital contributions of $21,882,353 in cash to NewCo in exchange for the issuance to Dynamic of a 62% Class A Membership Interest in NewCo (the “Dynamic Contribution”), (ii) Superior will make or commit to make capital contributions of $8,117,647 in cash to NewCo in exchange for the issuance to Superior of a 23% Class A Membership Interest in NewCo (the “Superior Contribution”), and (iii) each Second Lien Lender will contribute all outstanding Second Lien Loans (including all principal and accrued interest thereon) held by it to NewCo in exchange for the issuance to the Second Lien Lenders of Class B Membership Interests in NewCo which in the aggregate constitute a 15% Class B Membership Interest in NewCo pursuant to the Contribution of Loans and Liens substantially in the form attached hereto as Exhibit D (the “Contribution of Loans and Liens”);

WHEREAS, immediately after the contribution of the Second Lien Loans to NewCo and subject to the terms and conditions set forth in this Agreement, the First Lien Lenders and Beryl LP will enter into the Amended and Restated Credit Agreement governing the New Loans in the aggregate principal amount of $157,000,000, subject to adjustment as set forth herein and therein;

WHEREAS, immediately after the execution of the Amended and Restated Credit Agreement and subject to the terms and conditions set forth in this Agreement, FR Mars LP will transfer the Interests to NewCo in lieu of foreclosure upon the security interests therein and in full and complete satisfaction of any and all Liability of Beryl LP, FR Mars LP and Beryl GP in connection with the Second Lien Credit Agreement and the other Second Lien Loan Documents, including pursuant to the Second Lien Loans, pursuant to the Assignment and Assumption in Lieu of Foreclosure of Membership Interests and Partnership Interests substantially in the form attached hereto as Exhibit F (the “Assignment in Lieu of Foreclosure”), whereupon (i) any and all Liability of Beryl LP, FR Mars LP and Beryl GP under the Second Lien Credit Agreement and the other Second Lien Loan Documents, including pursuant to the Second Lien Loans, shall be terminated in full and be of no further force or effect and all related Encumbrances on the assets and properties of such entities securing the obligations thereunder or in connection therewith shall be released and terminated, and (ii) any and all Liability of Beryl LP, FR Mars LP and Beryl GP under the Intercreditor Agreement shall be terminated in full and be of no further force or effect;

WHEREAS, immediately following the assignment of the Interests from FR Mars LP to NewCo and subject to the terms and conditions set forth in this Agreement, Dynamic will make the remainder of the Dynamic Contribution to NewCo and Superior will make the remainder of the Superior Contribution to NewCo all in accordance with the NewCo LLC Agreement;

WHEREAS, immediately following NewCo’s receipt and acceptance of the Dynamic Contribution and the Superior Contribution and subject to the terms and conditions set forth in this Agreement, NewCo will make a capital contribution of $30,000,000 in cash to Beryl LP, the proceeds of which will be used to prepay a portion of the New Loans, which prepayment amount shall be adjusted in accordance with this Agreement and the Amended and Restated Credit Agreement; and

WHEREAS, the Parties desire to enter into this Agreement to set forth the terms and conditions of the transactions set forth above.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1            Definitions.  As used herein, the following terms shall have the following meanings:

“Acquired Companies Release” means that certain release dated as of the Closing Date by and among each of the Owners, the Acquired Companies, FR Beryl AIV, L.P., a Delaware  limited partnership, and Quintana Coldren Holdco LLC, a Delaware limited liability company, attached hereto as Exhibit I.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise.  For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Amended and Restated Credit Agreement” means that certain Amended and Restated Credit Agreement to be entered into by and among Beryl LP and the First Lien Lenders substantially in the foul’ attached hereto as Exhibit E.

“Benefit Plan” means all benefit plans and other benefit arrangements, including all “employee benefit plans” as defined in Section 3(3) of ERISA, whether or not U.S.-based, and all other plans, arrangements, agreements, contracts, and policies, whether written or oral, providing fringe benefits, insurance coverage (including any self-insured arrangements) and other welfare benefits, workers’ compensation, disability benefits, supplemental unemployment benefits, vacation, sick or other paid leave benefits, retirement benefits, deferred compensation, supplemental income, profit-sharing, bonuses and other short and long-term incentive compensation, change in control compensation and benefits, stock options, stock appreciation rights and other forms of real and phantom equity grants and incentives, severance pay and benefits, and post-retirement insurance, compensation, and benefits, to or for the benefit of, or relating to current or former employees, directors, consultants or other independent contractors.

“Business Day” means each calendar day except Saturdays, Sundays and other days on which national banks in the State of Texas are authorized to close.

“Claim” means any and all claims (including third-party claims), actions, suits, arbitrations, mediations, investigations, proceedings, directives, orders, judgments, notices, inquiries, demands, liabilities, obligations, damages, payments, costs, expenses, attorneys fees, penalties, fines and assessments.

“Class A Membership Interests” has the meaning set forth in the NewCo LLC Agreement.

“Class B Membership Interests” has the meaning set forth in the NewCo LLC Agreement.

“Code” means the Internal Revenue Code of 1986, as amended,

“Company Employees” means those Persons currently employed or engaged as an agent or consultant by Beryl Resources or its Affiliates and who provide services to any of the Acquired Companies pursuant to the Operating Services Agreements.

“Contract” means any lease, unit agreement, pooling agreement, operating agreement, production sales agreement, division order or other sales contract, agreement or instrument to which any of the Acquired Companies is a party or by which any of the Properties or any other assets of the Acquired Companies are bound.

“Customary Post-Closing Consents” means consents and approvals from Governmental Authorities that are customarily obtained after Closing in connection with a transaction similar to the one contemplated by this Agreement.

“Defensible Title” means that title of the Acquired Companies to the Properties prior to the Closing Date which, subject in all instances to Permitted Encumbrances:

(a)           entitles the Acquired Companies to receive throughout the duration of the productive life of any Lease, Well or Unit (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons), not less than the “net revenue interest” share shown in Exhibit A of all Hydrocarbons produced, saved and marketed from such Lease, Well or Unit, except decreases in connection with those operations in which the Acquired Companies may be a non-consenting co owner, decreases resulting from the reversion of interests to co owners with respect to operations in which such co owners elected not to consent, decreases resulting from the establishment or amendment of pools or units, and decreases required to allow co owners to make up past underproduction or pipelines to make up past under deliveries, and except as stated in Exhibit A;

(b)           obligates the Acquired Companies to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, any Lease, Well or Unit, not greater than the “working interest” shown in Exhibit A without increase throughout the productive life of such Lease, Well or Unit, except as required by Council of Petroleum Accountants Societies, Inc. (COPAS), except as stated in Exhibit A, and except increases resulting from contribution requirements with respect to defaulting co owners under applicable operating agreements or applicable Law and increases that are accompanied by at least a proportionate increase in the Company’s net revenue interest; and

(c)           is free and clear of all Encumbrances.

“Encumbrance” means any mortgage, lien, security interest, pledge, adverse Claim, encumbrance, charge or other defect in title (including a discrepancy in the net revenue interests or working interests set forth in Exhibit A).

“Environmental Defect” means, with respect to any Lease, Well or Unit, a violation of Environmental Laws in effect as of the date hereof in the jurisdiction in which such Property is located, an obligation under Environmental Laws to undertake within a reasonable period of time any corrective action on a Property, or any environmental related Liability arising from or attributable to any condition, event, circumstance, activity, practice, incident, action, or omission existing or occurring prior to the Closing Date, or the use, release, storage, treatment, transportation, or disposal of hazardous substances prior to the Closing Date. Notwithstanding anything in the foregoing that may appear to the contrary, the presence of naturally occurring radioactive materials (NORM) will not constitute an Environmental Defect.

“Environmental Law” means any applicable Law relating to the environment, natural resources, or the protection thereof, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., the

Hazardous Materials Transportation Act, 49 U.S.C. §5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. §2701 et seq., and all analogous state or local statutes, and the regulations promulgated pursuant thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business (whether or not incorporated) that is a member of a group described in Code Section 414(b), (c), (m) or (o) or ERISA Section 4001(b)(1) that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to ERISA Section 4001(a)(14).

“Excluded Transaction Costs” means (a) all fees and other expenses incurred by the Acquired Companies in connection with the release, preparation and filing of mortgages and other financing statements related to the First Lien Loans, Second Lien Loans or any other credit facilities entered into by the Acquired Companies in connection with the transactions contemplated herein and (b) all fees and expenses of KPMG in connection with tax advice and opinion(s) relating to cancellation of debt from the transactions set forth herein.

“First Lien Agent” means Wells Fargo Bank, National Association or its successor.

“First Lien Credit Agreement” means that certain First Lien Credit Agreement dated as of July 14, 2006 by and among Beryl LP (formerly known as Coldren Resources LP), as borrower, Beryl GP (formerly known as Coldren Resources GP LLC) and FR Mars LP, as guarantors, Wells Fargo Bank, National Association (as successor to Credit Suisse, Cayman Islands Branch), as administrative agent and collateral agent, and the lenders from time to time party thereto, as amended, restated, amended and restated, supplemented or otherwise modified (other than pursuant to the Amended and Restated Credit Agreement).

“First Lien Lender Release” means that certain release dated as of the Closing Date by and among each of the First Lien Lenders, the First Lien Agent and Beryl LP, attached hereto as Exhibit G.

“First Lien Lenders” means those certain lenders named in the First Lien Credit Agreement and any of their successors or assigns who are the holders of the First Lien Loans as of the Closing Date.

“First Lien Loan Documents” means the Loan Documents under, and as defined in, the First Lien Credit Agreement, including the Collateral Agreement (as defined in the First Lien Credit Agreement), the Mortgages (as defined in the First Lien Credit Agreement) and the Intercreditor Agreement.

“First Lien Loans” means those loan obligations of Beryl LP held by the First Lien Lenders pursuant to Section 2.04(e) of the First Lien Credit Agreement.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.

“Governmental Authority” means any federal, state, municipal, local, foreign or similar governmental authority, regulatory or administrative agency, court or arbitral body.

“Hedges” means any swap, forward or derivative transaction or option or similar agreement of any Acquired Company, involving, or settled by reference to, one or more commodities or any combination of these transactions, but limited to the extent and only to the extent relating to Hydrocarbons.

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur extracted from hydrocarbons.

“Incentive Agreements” means those certain incentive agreements dated as of either April 27, 2009 or April 28, 2009 by and among Beryl LP, Beryl Resources and each of the Company Employees set forth on Schedule 1.1.

“Intercreditor Agreement” means that certain agreement dated as of July 14, 2006 by and among Beryl LP (as borrower under the First Lien Credit Agreement and the Second Lien Credit Agreement), FR Mars LP and Beryl GP (as guarantors under the First Lien Credit Agreement and the Second Lien Credit Agreement), Wells Fargo Bank, National Association (as agent for the First Lien Lenders (as successor to Credit Suisse, Cayman Islands Branch)) and Wilmington Trust FSB (as agent for the Second Lien Lenders (as successor to Credit Suisse, Cayman Islands Branch)), as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Knowledge” means the actual knowledge (without independent investigation):

(a)           provided that the Knowledge of FR Mars LP, FR Mars GP, Beryl Resources and Beryl Resources GP, shall be limited to the Knowledge of Stuart Burbach, Carlos DeAyala, Carl Isaac, Bob Haines, J. Hardy Murchison and Jeffery S. MacDonald; and further

(b)           provided that the Knowledge of SESI shall be limited to the Knowledge of Enoch Dawkins and James M. Funk.

“Law” means any applicable code, statute, common law, rule, regulation, ordinance, order, judgment or decree of a Governmental Authority, in each case as in effect on and as interpreted on the date of this Agreement.

“Leases” means all of the oil and gas leases, subleases and other leasehold interests, royalties, overriding royalties, net profits interests, mineral fee interests, carried interests and other properties and interests described on Exhibit A.

“Liability” means any obligations for borrowed money, debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) and including all costs and expenses relating thereto.

“Losses” means all liabilities, losses, damages, fines, penalties, judgments, settlements, awards, costs and expenses (including reasonable fees and expenses of counsel, consultants, experts and other professional fees).

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, properties or financial condition of the Acquired Companies taken as a whole or (b) a material adverse effect on the ability of FR Mars LP to consummate the transactions contemplated herein, other than, in either case, any one or more of the following: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that generally affects the oil and gas exploration and production industry; (iii) the effect of any action taken by Dynamic or any of its Affiliates with respect to the Acquired Companies or the transactions contemplated herein and (iv) any matter expressly included on any written schedule hereto or reflected in the Interim Balance Sheet.

“New Loans” means those loans to be owed by Beryl LP to the First Lien Lenders in accordance with the Amended and Restated Credit Agreement in the aggregate principal amount of $157,000,000, which shall be subject to adjustment in accordance with the provisions thereof.

“NewCo Owners” means Dynamic, Superior and each of the Second Lien Lenders.

“Operating Services Agreements” means the (a) Operating Services Agreement by and among FR Mars GP, FR Mars LP, Beryl GP (formerly known as Coldren Resources GP LLC), Beryl LP (formerly known as Coldren Resources LP) and Beryl Resources dated as of July 13, 2006 and (b) Operating Services Agreement by and among FR Mars GP, FR Mars LP, Beryl GP (formerly known as Coldren Resources GP LLC), Beryl LP (formerly known as Coldren Resources LP) and SPN Resources, LLC, a Louisiana limited liability company dated as of July 13, 2006.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Acquired Companies through the date hereof consistent with past practice.

“Organizational Documents” means any charter, certificate of incorporation, articles of organization, articles of association, bylaws, operating agreement or similar formation or governing documents and instruments.

“Permits” means authorizations, licenses, permits, franchises, grants or certificates issued by Governmental Authorities, together with right-of-way agreements, easements, right-of-use and easements and similar agreements and approvals.

“Permitted Encumbrance” means any or all of the following:

(a)           lessors’ royalties and any overriding royalties, reversionary interests and other burdens to the extent that they do not, individually or in the aggregate, reduce the Acquired Companies’ net revenue interest in any Lease, Well or Unit below that shown in Exhibit A;

(b)           all Contracts to the extent that they do not, individually or in the aggregate, (i) reduce the Acquired Companies’ net revenue interest in any Lease, Well or Unit below that shown in Exhibit A, or (ii) do not increase the Acquired Companies’ costs and expenses in any Lease, Well or Unit above that shown in Exhibit A without a proportionate increase in the Acquired Companies’ net revenue interest;

(c)           third-party consent requirements and similar restrictions to which (i) waivers or consents are obtained from the appropriate parties prior to the Closing Date, (ii) the appropriate time period for asserting the right has expired or (iii) need not be satisfied prior to a transfer of the related Interests;

(d)           Encumbrances for Taxes, assessments or other governmental charges not yet delinquent or, if delinquent, being contested in good faith by appropriate actions and for which adequate reserves or disclosure thereof has been made in the financial statements of the Acquired Companies provided to the NewCo Owners;

(e)           materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar Liens arising in the Ordinary Course of Business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions and for which adequate reserves or disclosure thereof has been made in the financial statements of the Acquired Companies provided to the NewCo Owners;

(f)            all rights to consent, required notices to, filings with, or other actions by any Governmental Authority in connection with the transactions contemplated by this Agreement if they are customarily obtained subsequent to such transactions;

(g)           rights of reassignment arising upon final intention to abandon or release the Properties or any other asset of the Acquired Companies;

(h)           easements, rights-of-way, servitudes, Permits, surface leases and other rights in respect of surface operations which do not materially interfere with or materially inhibit the normal conduct of such surface operations;

(i)            calls on production under any of the Contracts;

(j)            gas balancing, cash balancing and other production balancing obligations with respect to any Well or Unit and obligations to balance or furnish make-up Hydrocarbons under Hydrocarbon sales, gathering, processing or transportation contracts;

(k)           all rights reserved to or vested in any Governmental Authority to control or regulate the Acquired Companies, the Properties or any other assets of the Acquired Companies in any manner and all obligations and duties under all applicable Laws of any such Governmental Authority or under any Permit issued by any such Governmental Authority;

(1)           any Encumbrance on or affecting the assets of the Acquired Companies the face value of which is expressly assumed, bonded or paid by the Owners or their respective Affiliates (other than the Acquired Companies) at or prior to Closing or which is discharged by the Owners or their respective Affiliates (other than the Acquired Companies) at or prior to Closing;

(m)          any other Encumbrances (i) which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use, operation or ownership any of the Properties or any other asset of the Acquired Companies subject thereto or affected thereby (as currently used, operated or owned) and (ii) which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties;

(n)           any Encumbrance arising in connection with the Amended and Restated Credit Agreement or any related documents; and

(o)           Encumbrances arising under, or in connection with, the First Lien Credit Agreement or the First Lien Loan Documents and the Second Lien Credit Agreement and the Second Lien Loan Documents.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Proceeding” means any judicial, administrative or arbitral actions, suits, investigations, inquiries or other proceedings (public or private) by or before a Governmental Authority or arbitrator.

“Properties” means the Wells, Units and Leases, together with all facilities, pipelines, compressors, dehydrators and other equipment related thereto owned by the Acquired Companies and the tenements, hereditaments and appurtenances belonging to the Wells, Units and Leases.

“Restructuring Process” means any and all actions taken by the Acquired Companies, the Owners and their directors, officers, retained professionals and Affiliates, to sell, restructure or divest any or all of the Acquired Companies’ assets, including activities related to preparing for reorganization pursuant to Title 11 of the United States Code.

“Second Lien Credit Agreement” means that certain Second Lien Credit Agreement dated as of July 14, 2006 by and among Beryl LP (formerly known as Coldren Resources LP), as borrower, Beryl GP (formerly known as Coldren Resources GP LLC) and FR Mars LP, as guarantors, Wilmington Trust FSB (as successor to Credit Suisse, Cayman Island Branch), as administrative agent and collateral agent, and the lenders from time to time party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Second Lien Lender Release” means that certain release dated as of the Closing Date by and among each of the Second Lien Lenders, Beryl LP, Beryl GP, FR Mars LP, and Wilmington Trust FSB, as administrative agent and collateral agent for the Second Lien Lenders (in such capacities, as successor to Credit Suisse, Cayman Islands Branch), attached hereto as Exhibit H.

“Second Lien Loan Documents” means the Loan Documents under, and as defined in, the Second Lien Credit Agreement, including the Collateral Agreement (as defined in the Second Lien Credit Agreement), the Mortgages (as defined in the Second Lien Credit Agreement) and the Intercreditor Agreement.

“Second Lien Loans” means those loan obligations of Beryl LP held by the Second Lien Lenders pursuant to the Second Lien Credit Agreement in the aggregate principal amount of $119,457,428.90.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Tax Authority, including any amendments thereto.

“Taxes” means (a) all taxes, assessments, duties, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, withholding and other taxes of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments of taxes, additions to tax, penalties and interest and (b) any Liability for the payment of any amounts of the type described in clause (a) as a result of (i) successor Liability under Law, (ii) being a member of an affiliated, consolidated, combined or unitary group for any period, or (iii) any contractual Liability.

“Threshold Amount” means an amount equal to $5,000,000.

“Title Defect” means the Acquired Companies’ failure to have Defensible Title to the Properties.

“Transaction Costs” shall mean the aggregate amount of any costs or expenses of any of the Acquired Companies incurred in connection with the negotiation or consummation of the transactions contemplated herein and specifically identified below but which shall not include any Excluded Transaction Costs:

(a)           the fees and expenses of all financial, legal or other advisors incurred in connection with the negotiation or consummation of the transactions contemplated herein which are accrued, paid or payable by any of the Acquired Companies at any time after June 1, 2009 which advisors shall include those identified on Schedule 5.14;

(b)           the aggregate amount of any interest payments on the First Lien Loans or other loans, excluding any interest payments on the First Lien Loans for the period through June 30, 2009 that have been made on or prior to July 24, 2009;

(c)           the aggregate amount of retention bonuses and other payments to accrued, paid or payable by any of the Acquired Companies pursuant to the Incentive Agreements;

(d)           the aggregate amount of all other transaction bonuses, incentive payments, retention bonuses, severance or similar compensation or payments accrued, paid or payable by any of the Acquired Companies at any time on or after June 1, 2009 which are incurred, entered into or become payable as a result of the transactions contemplated herein or, as of the Closing Date, payable to any Company Employee; and

(e)           the aggregate amount of compensation accrued, paid or payable by any of the Acquired Companies to any Company Employee in excess of the rate of compensation in effect for such Person on June 1, 2009; which rate of compensation as of June 1, 2009 is set forth in a schedule that has been provided by the Acquired Companies to the NewCo Owners prior to the date of this Agreement.

“Transfer Tax” means any real property transfer or excise, sales, use, value added, stamp, documentary, recording, registration, conveyance, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed), including, any payments made in lieu of any such Taxes or governmental charges.

“Units” means all pooled, communitized or unitized acreage that includes all or a part of any Lease or includes any Well shown on Exhibit A.

“Wells” means all oil, gas, water, CO2 or injection wells on the Leases shown on Exhibit A.

Section 1.2            Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following Willis have meanings set forth in the sections indicated:

Term	Section

Acquired Companies	Preamble
Acquisition Proposal	7.11
Advisor Agreements	7.6
Advisor Amounts	7.6
Agreement	Preamble
Assignment in Lieu of Foreclosure	Recitals
Beryl GP	Preamble
Beryl LP	Preamble
Beryl Resources	Preamble
Beryl Resources GP	Preamble
Certificate	2.1
Closing	3.1
Closing Date	3.1
Confidential Information	7.10
Contribution of Loans and Liens	Recitals
Deemed Purchase Price	11.1(a)(i)
Dynamic	Preamble
Dynamic Contribution	Recitals
Estimated Prepayment Amount	2.5(b)
Estimated Transaction Costs	2.5(b)

Term	Section
Financial Statements	5.5(a)
FR Mars GP	Preamble
FR Mars LP	Preamble
FR Mars LP Indemnified Parties	7.3
Interests	Recitals
Interim Balance Sheet	5.5(a)
Interim Period	7.1
Material Contract	5.8(a)
Membership Interests	Recitals
NewCo	Recitals
NewCo LLC Agreement	Recitals
Offered Employee(s)	7.8(b)
Owners	Preamble
Partnership Interests	Recitals
Party or Parties	Preamble
Payoff Letters	7.6
Pre-Closing Certificate	2.5(b)
Prepayment Amount	2.5(a)
Representative(s)	7.10
Second Lien Lender(s)	Preamble
Securities Act	6.6
SESI	Preamble
Stub Period Items	11.1(b)
Superior	Preamble
Superior Contribution	Recitals
Tax Claim	11.2(d)
Termination Date	9.1(e)
Underlying Assets	11.1(a)(i)

Section 1.3            Rules of Interpretation.  Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)           All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)           If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa.  The term “includes” or “including” shall mean “including without limitation.”  The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c)           The Parties acknowledge that each Party and its attorneys have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d)           The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e)           All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II
FORMATION OF NEWCO; CONTRIBUTIONS; PURCHASE AND SALE; RELATED TRANSACTIONS

Section 2.1            Formation of NewCo.  On or before the Business Day immediately preceding the scheduled Closing Date, the NewCo Owners agree to form NewCo pursuant to the Certificate of Formation attached hereto as Exhibit B (the “Certificate”) by causing the Certificate to be filed with the Secretary of State of the State of Delaware. On the Closing Date, each of the NewCo Owners will execute and deliver the NewCo LLC Agreement and shall commit to make or make the following capital contributions to NewCo in accordance with the NewCo LLC Agreement:

(a)           Upon entering into the NewCo LLC Agreement, Dynamic will make or commit to make the Dynamic Contribution upon the terms and conditions set forth therein and in consideration therefor, the NewCo Owners shall cause NewCo to issue to Dynamic a Class A Membership Interest in NewCo representing a Sharing Percentage (as provided in the NewCo LLC Agreement) of 62% as of the date of such issuance.

(b)           Upon entering into the NewCo LLC Agreement, Superior will make or commit to make the Superior Contribution upon the terms and conditions set forth therein and in consideration therefor, the NewCo Owners shall cause NewCo to issue to Superior a Class A Membership Interest in NewCo representing a Sharing Percentage of 23% as of the date of such issuance.

(c)           On the terms and subject to the conditions set forth in this Agreement and the NewCo LLC Agreement, at the Closing, each of the Second Lien Lenders severally shall transfer and assign to NewCo all of their rights, titles and interests in the Second Lien Loans, including all of their rights to all payments and other amounts due and to become due under the Second Lien Credit Agreement and the other Second Lien Loan Documents, as evidenced by the Second Lien Loans, and the NewCo Owners shall cause NewCo to accept from the Second Lien Lenders the Second Lien Loans as set forth in the Contribution of Loans and Liens. NewCo agrees to assume and perform when due all obligations of the Second Lien Lenders with respect to the Second Lien Loans, the Second Lien Credit Agreement and the other Second Lien Loan Documents. The Second Lien Lenders will receive credit against the contribution of the Second Lien Loans to NewCo in an aggregate amount equal to $5,294,118, as evidenced by the Second

Lien Loans and in consideration for the transfer and assignment of the Second Lien Loans, the NewCo Owners shall cause NewCo to issue to the Second Lien Lenders, pro rata in proportion to the Second Lien Loans contributed to NewCo by each Second Lien Lender as set forth on Schedule 2.1, Class B Membership Interests in NewCo representing an aggregate Sharing Percentage of 15% as of the date of such issuance in accordance with the NewCo LLC Agreement.

Section 2.2            Amended and Restated Credit Agreement.  At the Closing and immediately following the completion of the transactions described in Section 2.1, Beryl LP shall use its reasonable best efforts to enter into the Amended and Restated Credit Agreement with the First Lien Lenders, which shall govern the New Loans in the aggregate principal amount of $157,000,000 as such amount may be adjusted pursuant to the terms hereof and thereof.

Section 2.3            Assignment in Lieu of Foreclosure of the Second Lien Loans.  Upon the terms and subject to the conditions of this Agreement, at the Closing and immediately following the completion of the transactions described in Sections 2.1 and 2.2, FR Mars LP shall transfer, sell, and assign the Interests to NewCo, in lieu of foreclosure upon the security interests therein in connection with the Second Lien Credit Agreement and the other Second Lien Loan Documents, as evidenced by the Second Lien Loans, pursuant to the terms and conditions set forth in the Assignment in Lieu of Foreclosure.  The Parties agree and acknowledge that the Interests are, and after giving effect to transfer contemplated in this Section 2.3 shall remain, subject to a perfected lien in favor of the First Lien Agent, on behalf of the First Lien Lenders, to secure the obligations under the First Lien Credit Agreement, as the same is amended and restated by the Amended and Restated Credit Agreement.  Upon transfer of the Interests to NewCo and acceptance of the Interests by NewCo in full satisfaction of the Liability of Beryl LP, Beryl GP and FR Mars LP under the Second Lien Credit Agreement and the other Second Lien Loan Documents, as evidenced by the Second Lien Loans, the Liability of Beryl LP, Beryl GP and FR Mars LP under the Second Lien Credit Agreement and the other Second Lien Loan Documents, as evidenced by the Second Lien Loans shall be extinguished and all Encumbrances on the Properties and other assets of Beryl LP, Beryl GP and FR Mars LP thereunder arising under the Second Lien Credit Agreement and the other Second Lien Loan Documents shall be extinguished.  The Second Lien Credit Agreement and the other Second Lien Loan Documents shall be terminated, in each case, in accordance with the terms and conditions of the Assignment in Lieu of Foreclosure.

Section 2.4            Dynamic and Superior Capital Contributions to NewCo.  Upon the terms and subject to the conditions of this Agreement and in accordance with the NewCo LLC Agreement, at the Closing and immediately following the completion of the transactions described in Sections 2.1, 2.2 and 2.3:

(a)           Dynamic shall make the remainder of the Dynamic Contribution to NewCo, payable pursuant to Section 3.2; and

(b)           Superior shall make the remainder of the Superior Contribution to NewCo, payable pursuant to Section 3.2.

Section 2.5            Adjustment to the New Loans.

(a)           At the Closing and immediately following the completion of the transactions described in Sections 2.1, 2.2, 2.3 and 2.4, NewCo shall contribute the Dynamic Contribution and Superior Contribution to Beryl LP and upon Beryl LP’s receipt and acceptance of the Dynamic Contribution and the Superior Contribution, pursuant to the Amended and Restated Credit Agreement, Beryl LP shall use such proceeds to prepay the principal of the New Loans in the amount of $32,000,000 as adjusted pursuant to Section 2.5(b) and the provisions of the Amended and Restated Credit Agreement (the “Prepayment Amount”).

(b)           At least three (3) Business Days prior to the scheduled Closing Date, FR Mars LP shall prepare and deliver to the NewCo Owners and the First Lien Agent a certificate signed by a duly authorized officer of FR Mars LP (the “Pre-Closing Certificate”) setting forth its good-faith estimate of the Transaction Costs (the “Estimated Transaction Costs”).  From and after the delivery of the Pre-Closing Certificate, the NewCo Owners and the First Lien Agent shall be permitted to review FR Mars LP’s working papers, including any letters or other correspondence from the brokers and advisors set forth on Schedule 5.14, relating to the calculations set forth therein.  If the Estimated Transaction Costs exceed the Threshold Amount, then the Prepayment Amount and the amount of the New Loans shall be reduced by the aggregate amount that the Estimated Transaction Costs exceed the Threshold Amount.  If the Estimated Transaction Costs do not exceed the Threshold Amount, then the Prepayment Amount and the amount of the New Loans shall not be adjusted.  The Prepayment Amount payable at the Closing, as adjusted pursuant to this Section 2.5(b), shall be referred to herein as the “Estimated Prepayment Amount.”

(c)           At the Closing, in accordance with the Amended and Restated Credit Agreement, Beryl LP shall prepay the New Loans by an amount equal to the Estimated Prepayment Amount.

ARTICLE III
CLOSING

Section 3.1            Closing.  The closing of the transactions set forth herein (the “Closing”) will take place at 10:00 a.m., at the offices of Thompson & Knight LLP, 333 Clay Street, Suite  3300, Houston, Texas 77002, on the third Business Day following the satisfaction or waiver of all conditions set forth in Article VIII or such other date as FR Mars LP and Dynamic may mutually determine.  The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

Section 3.2            Deliveries at Closing.  At the Closing, subject to the satisfaction or waiver of each of the conditions specified in Article VIII:

(a)           the Parties shall execute and deliver to each other the documents referred to in Article VIII;

(b)           Dynamic shall deliver to NewCo the remainder of the Dynamic Contribution by wire transfer of immediately available funds to an account which has been designated by NewCo;

(c)           Superior shall deliver to NewCo the remainder of the Superior Contribution by wire transfer of immediately available funds to an account which has been designated by NewCo; and

(d)           NewCo shall contribute the proceeds of the Dynamic Contribution and Superior Contribution to Beryl LP.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING FR MARS LP AND THE OWNERS

Each of FR Mars LP and the Owners, hereby severally, but not jointly, and only with respect to itself, represents and warrants to the NewCo Owners as of the date hereof and as of the Closing Date as follows:

Section 4.1            Organization and Good Standing; Foreign Qualification.

(a)           FR Mars LP is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to own and lease the properties it currently owns and leases and to carry on its business as such business is currently conducted.  FR Mars LP is duly qualified or authorized to do business as a limited partnership and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a Material Adverse Effect.

(b)           FR Mars GP is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to own and lease the properties it currently owns and leases and to carry on its business as such business is currently conducted.  FR Mars GP is duly qualified or authorized to do business as a limited liability company and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a Material Adverse Effect.

(c)           Beryl Resources is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to own and lease the properties it currently owns and leases and to carry on its business as such business is currently conducted.  Beryl Resources is duly qualified or authorized to do business as a limited liability company and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a Material Adverse Effect.

(d)           Beryl Resources GP is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to own and lease the properties it currently owns and leases and to carry on its business as such business is currently conducted.  Beryl Resources GP is duly qualified or authorized to do business as a limited liability company and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a Material Adverse Effect.

(e)           SESI is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to own and lease the properties it currently owns and leases and to carry on its business as such business is currently conducted.  SESI is duly qualified or authorized to do business as a limited liability company and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a Material Adverse Effect.

Section 4.2            Authorization.  FR Mars LP and each of the Owners has all requisite power, authority and legal capacity to execute and deliver this Agreement and any additional agreements contemplated herein to which it is a party, and to consummate the transactions contemplated herein and therein.  The execution and delivery of this Agreement and any additional agreements contemplated herein to which FR Mars LP or any of the Owners is a party and the consummation of the transactions contemplated herein and therein have been duly authorized by all required action on the part of FR Mars LP or such Owner.  This Agreement has been, and any additional agreements contemplated herein to which FR Mars LP or any of the Owners is a party will be at or prior to the Closing, duly and validly executed and delivered by FR Mars LP or such Owner, and (assuming the due authorization, execution and delivery by the other Parties and the other parties thereto) this Agreement constitutes, and any additional agreements contemplated herein to which FR Mars LP or any of the Owners is a party, when so executed and delivered will constitute, the legal, valid and binding obligation of FR Mars LP or such Owner, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a Proceeding at Law or in equity).

Section 4.3            Conflicts; Consent of Third Parties.  Except (a) for Customary Post-Closing Consents, (b) for any consents or approvals applicable to the transactions contemplated herein, (c) for any preferential rights applicable to the transactions contemplated herein and (d) for any change of control provisions or other applicable transfer restrictions applicable to the transactions contemplated herein, including those found in any seismic contracts to which any of the Acquired Companies is a party or is bound, FR Mars LP’s and each of the Owners’ execution and delivery of this Agreement and any additional agreements contemplated herein to which it is a party and the consummation of the transactions contemplated by this Agreement by it shall not:

(i)            conflict with or require the consent of such Person under any of the Willis, conditions or provisions of its Organizational Documents;

(ii)           violate any provision of, or require any filing, consent or approval under, any Laws applicable to such Person except (in each case) where such violation or the failure to make or obtain such filing, consent or approval would have a Material Adverse Effect;

(iii)         conflict with, result in a breach of constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any contract applicable to such Person or any of its respective assets, except where such conflict, breach or default would not have a Material Adverse Effect; or

(iv)          result in the creation or imposition of any Encumbrance upon one or more of the Interests or the Properties or other assets of such Person except for the Permitted Encumbrances and except where such Encumbrance would not have a Material Adverse Effect.

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES

FR Mars LP hereby makes, and each of the Owners hereby severally, but not jointly, to its Knowledge makes, the following representations and warranties to the NewCo Owners as of the date hereof and as of the Closing Date.  It is specifically agreed that all representations and warranties made by the Owners in this Article V are only to the specified Owner’s Knowledge.  All such representations and warranties are further subject to any qualifications and exceptions set forth in the Schedules.  Any disclosure, qualification or exception included in any Schedule with respect to a particular Section of this Article V shall be deemed to be included in each other Schedule applicable to any other Section of this Article V only to the extent that the relevance of the disclosure, qualification or exception to such other Section is reasonably apparent.  FR Mars LP and the Owners may, at their option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.

Section 5.1            Organization and Good Standing; Foreign Qualification.

(a)           Beryl LP is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to own and lease the properties it currently owns and leases and to carry on its business as such business is currently conducted.  Beryl LP is duly qualified or authorized to do business as a limited partnership and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a Material Adverse Effect.

(b)           Beryl GP is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to own and lease the properties it currently owns and leases and to carry on its business as such business is currently conducted.  Beryl LP is duly qualified or authorized to do business as a limited liability company and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a Material Adverse Effect.

Section 5.2            Authorization.  Each of the Acquired Companies has all requisite power, authority and legal capacity to execute and deliver this Agreement and any additional agreements contemplated herein to which it is a party, and to consummate the transactions contemplated herein and therein.  The execution and delivery of this Agreement and any additional agreements contemplated herein to which the Acquired Companies are a party and the consummation of the transactions contemplated herein and therein have been duly authorized by all required action on the part of the Acquired Companies, This Agreement has been, and any additional agreements contemplated herein to which the Acquired Companies are a party will be at or prior to the Closing, duly and validly executed and delivered by the Acquired Companies, and (assuming the due authorization, execution and delivery by the other Parties hereto and thereto) this Agreement constitutes, and any additional agreements contemplated herein to which the Acquired Companies are a party, when so executed and delivered will constitute, the legal, valid and binding obligation of the Acquired Companies, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a Proceeding at Law or in equity).

Section 5.3            Conflicts; Consent of Third Parties.  Except as set forth on Schedule 5.3  and (a) for Customary Post-Closing Consents, (b) for any consents or approvals applicable to the transactions contemplated herein, including consents or approvals required under the terms of the First Lien Credit Agreement or the Second Lien Credit Agreement, (c) for any preferential rights applicable to the transactions contemplated herein, (d) for any change of control provisions or other applicable transfer restrictions applicable to the transactions contemplated herein, including those found in any seismic contracts to which any of the Acquired Companies is a party or is bound and (e) under the Hedges, the Acquired Companies’ execution and delivery of this Agreement and any additional agreements contemplated herein to which it is a party and the consummation of the transactions contemplated by this Agreement by it shall not:

(i)            conflict with or require the consent of any Person under any of the terms, conditions or provisions of the Organizational Documents of any of the Acquired Companies;

(ii)           violate any provision of, or require any filing, consent or approval under, any Laws applicable to any of the Acquired Companies except (in each case) where such violation or the failure to make or obtain such filing, consent or approval would have a Material Adverse Effect;

(iii)         conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under,

accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any contract applicable to the Acquired Companies or its assets or any Material Contract, except where such conflict, breach or default would not have a Material Adverse Effect; or

(iv)          result in the creation or imposition of any Encumbrance upon one or more of the Interests or the Properties or other assets of the Acquired Companies except for the Permitted Encumbrances and except where such Encumbrance would not have a Material Adverse Effect.

Section 5.4            Capitalization.

(a)           The Interests constitute all of the issued and outstanding limited partnership interests of Beryl LP and all of the membership interests of Beryl GP.  Beryl GP owns all of the issued and outstanding general partnership interests of Beryl LP.  The Interests and the general partnership interests of Beryl LP are duly authorized, validly issued, fully paid, nonassessable and are free and clear of any Encumbrance or other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Interests, subject only to applicable securities Laws), other than those Encumbrances, limitations or restrictions arising under the First Lien Credit Agreement (or the First Lien Loan Documents) and Second Lien Credit Agreement (or the Second Lien Loan Documents) which will be modified or extinguished as set forth in the Amended and Restated Credit Agreement, the Assignment in Lieu of Foreclosure, the First Lien Lender Release, the Second Lien Lender Release and this Agreement.  There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any interest in the Interests or general partnership interests of Beryl LP, and there are no authorized, outstanding or existing proxies, voting trusts, equity holder agreements or other agreements or understandings with respect to the voting of the Interests or general partnership interests of Beryl LP.  FR Mars LP or none of the Owners nor any agent acting on their behalf has offered any of the Interests or general partnership interests of Beryl LP for sale to any party which offer remains outstanding on the date hereof.

(b)           Neither of the Acquired Companies owns, directly or indirectly, any capital stock or other equity interests in any corporation, partnership, joint venture, limited liability company or partnership, association or other Person, nor, except as set forth on Schedule 5.4(b), has made any capital investment in, any loan to, or any acquisition of the securities of, any corporation, partnership, joint venture, limited liability company or partnership, association or other Person.  The Acquired Companies have made all capital contributions required with respect to the joint ventures and other entities set forth on Schedule 5.4(b) and there are no further obligations or commitments of the Acquired Companies to make any capital contributions with regard to such joint ventures or entities, or any other entity.

Section 5.5            Financial Statements.

(a)           Schedule 5.5 sets forth copies of the Acquired Companies’ (i) audited consolidated balance sheet as of December 31, 2007 and the related audited consolidated statements of income (loss), retained earnings and cash flow for the fiscal year then ended, including in each case the notes thereto, together with the report thereon of KPMG, independent certified public accountants, (ii) the unaudited consolidated balance sheet as of December 31, 2008 and the related unaudited consolidated statement of income (loss), retained earnings and cash flow for the fiscal years then ended, including in each case the notes thereto, in the forms submitted to the independent certified public accountants of the Acquired Companies for the completion of their report thereon; and (iii) unaudited consolidated balance sheet as of June 30, 2009 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income (loss), retained earnings and cash flow for the six-month period then ended (collectively, the financial statements referenced in clauses (i), (ii) and (iii) are referred to herein as the “Financial Statements”).

(b)           The Financial Statements, including any notes thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (however, the Interim Balance Sheet and the related unaudited statements of income (loss), retained earnings and cash flow thereto are subject to normal year end audit adjustments and the absence of footnote disclosure and other presentation items that may be required by GAAP) and fairly present in all material respects the financial position of the Acquired Companies as of the dates indicated and the results of its operations for the periods covered thereby.

Section 5.6            Absence of Certain Changes.  Except as contemplated by this Agreement or as set forth in Schedule 5.6, and except for any actions taken with respect to the Restructuring Process prior to the date of this Agreement, since June 30, 2009, the Acquired Companies have conducted their businesses in the Ordinary Course of Business consistent with past practices and none of the Acquired Companies:

(a)           has amended its Organizational Documents;

(b)           has suffered any Material Adverse Effect;

(c)           has entered into, or modified, amended or terminated, a Material Contract (other than the First Lien Credit Agreement, the First Lien Loan Documents, the Second Lien Credit Agreement or the Second Lien Loan Documents) or waived any rights or benefits thereunder, except with respect to a Material Contract that has terminated at the end of its term in accordance with the terms thereof without modification, amendment, termination or waiver;

(d)           has sold, leased, transferred or assigned any of the Properties or other assets of the Acquired Companies, tangible or intangible, other than in the Ordinary Course of Business, including Ordinary Course of Business sales of Hydrocarbons;

(e)           has mortgaged, pledged or subjected any of the Properties or other assets of the Acquired Companies to any Encumbrance, other than Permitted Encumbrances;

(f)            has canceled or compromised any debt or Claim, except in the Ordinary Course of Business consistent with past practice or as may be contemplated by this Agreement, the First Lien Lender Release, the Second Lien Lender Release or the Assignment in Lieu of Foreclosure;

(g)           has borrowed or agreed to borrow any funds or issued any note, bond or other debt security, or guaranteed any indebtedness for borrowed money or capitalized lease obligation, except Liabilities incurred in the Ordinary Course of Business and Liabilities under the Amended and Restated Credit Agreement or in connection with the Hedges;

(h)           has issued, sold or otherwise disposed of any of its equity interests, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity interests;

(i)            has merged or consolidated with any other Person;

(j)            has made any loan to, or entered into any transaction with, any of the managers, partners, officers, employees or Affiliates of the Acquired Companies or any other transaction with such Persons, in any case, outside the Ordinary Course of Business; and

(k)           there is no Contract, commitment or agreement by any of the Acquired Companies to do any of the foregoing.

Section 5.7            Taxes.

(a)           Except as set forth in Schedule 5.7:

(i)            the Acquired Companies have timely filed all Tax Returns required to be filed by them (taking into account requests for extensions to file such returns) and all such Tax Returns are correct and complete in all respects.  The Acquired Companies have paid all Taxes due or claimed to be due by a Taxing Authority;

(ii)           each of the Acquired Companies is, and always has been, a disregarded entity for U.S.  federal income and state income tax purposes (for states that follow federal income tax Law) and no election has been made to treat either of the Acquired Companies as a corporation for income tax purposes;

(iii)         none of the Acquired Companies is or has been a party to a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 (except that the transactions contemplated by this Agreement may or may not be so treated), or is or has been a material advisor as defined in Section 6111(b) of the Code;

(iv)          there are no unpaid Taxes that could result or have resulted in an Encumbrance (other than a Permitted Encumbrance) on any of the Properties or other assets of either of the Acquired Companies or the Interests;

(v)            the Acquired Companies have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes, and all material Taxes required to be withheld by the Acquired Companies have been withheld and have been (or will be) duly and timely paid to the proper Tax Authority;

(vi)          none of the Acquired Companies is a successor to any member of an affiliated group by merger, conversion or otherwise;

(vii)         none of the Acquired Companies has any Liability for the income Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local Law) as a transferee or successor, by contract or otherwise;

(viii)        no material Claims, adjustments or deficiencies for any Taxes have been proposed, asserted or assessed against any of the Acquired Companies that are still pending;

(ix)          there are no agreements or waivers currently in effect that provide for an extension of time with respect to the filing of any Tax Return of the Acquired Companies or the assessment or collection of any Tax, and no requests for waivers of the time to assess any amounts of Taxes of the Acquired Companies have been made that are still pending;

(x)           no Claim has been made by any Tax Authority in a jurisdiction where any of the Acquired Companies does not file a Tax Return that any of the Acquired Companies is or may be subject to taxation in that jurisdiction;

(xi)          no Tax Return filed by the Acquired Companies is under current audit or examination by any Tax Authority;

(xii)         none of the Acquired Companies is a party to or bound by any Tax allocation, Tax sharing, Tax indemnification agreement or other similar agreement other than any agreement containing a provision allocating responsibility for Taxes if the principal purpose of such agreement is not to allocate responsibility for Taxes; and

(xiii)       none of the Properties or other assets of the Acquired Companies is held in an arrangement properly classified as a partnership for income tax purposes.

(b)           This Section 5.7 sets forth the only representations of FR Mars LP with respect to Taxes.

Section 5.8            Material Contracts.

(a)           The Acquired Companies have made available to the NewCo Owners true and complete copies of the following Contracts in effect on the date of this Agreement and to which any of the Acquired Companies is a party or by which it, or any of the Properties or other assets of the Acquired Companies, is otherwise bound (each Contract listed below is referred to herein as a “Material Contract”):

(i)            any Contract that (A) can reasonably be expected to result in aggregate payments by the Acquired Companies of more than $500,000 (based solely on the terms thereof and without regard to any expected increase in volumes or revenues) during the current or any subsequent calendar year and (B) has a term of greater than one (1) year and is not terminable without penalty on thirty (30) days or fewer notice during the current or any subsequent calendar year;

(ii)           any Contract that (A) can reasonably be expected to result in aggregate revenues to the Acquired Companies of more than $500,000 (based solely on the terms thereof and without regard to any expected increase in volumes or revenues) during the current or any subsequent calendar year and (B) is not terminable without penalty on thirty (30) days or fewer notice during the current or any subsequent calendar year;

(iii)         any Hydrocarbon purchase and sale, marketing, transportation, processing or similar Contract that is not terminable without penalty on thirty (30) days or fewer notice;

(iv)          any Contract that creates or evidences an asset purchase or sale agreement that has not been consummated or under which any Acquired Company has not fully performed all of its obligations as of the date hereof;

(v)            any farm-in or farm-out agreements, exploration agreements, participation agreements and similar agreements providing for the earning or granting of an equity or profits interest that has not been fully performed;

(vi)          any written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by any of the Acquired Companies;

(vii)         any Hedges, the Amended and Restated Credit Agreement and any indenture, mortgage, loan, note credit or sale-leaseback or similar Contract that can reasonably be expected to result in aggregate payments by any of the Acquired Companies of more than $500,000 during the current or any subsequent fiscal year of any of the Acquired Companies;

(viii)        any Contract that expressly limits the ability of the Acquired Companies to compete in or conduct any line of business or compete with any Person or in any geographic area;

(ix)          any Contract that is a joint venture agreement, partnership agreement or similar agreement involving a sharing of profits or expenses with one or more third parties, including, any joint operating agreements or production handling or processing agreements with respect to the Properties or other assets of the Acquired Companies;

(x)           any Contract between FR Mars LP or its Affiliate on the one hand, and any of the Acquired Companies, on the other hand, that will survive the Closing and that cannot be cancelled by the Acquired Companies upon thirty (30) days or less notice without payment penalty;

(xi)          any agreement entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any of the Acquired Companies to be responsible for consequential damages;

(xii)         any Incentive Agreements; and

(xiii)       any Contract with FR Mars LP or an Affiliate of FR Mars LP which will not be terminated on or prior to the Closing.

(b)           Except as set forth in Schedule 5.8(b), and except for such matters that would not have a Material Adverse Effect, there exist no defaults under any Lease or Material Contract by the Acquired Companies, and to FR Mars LP’s Knowledge and to the Owner’s Knowledge, by any other Person that is a party to such Material Contracts.  Further, to FR Mars LP’s Knowledge and to the Owner’s Knowledge, no party to any Material Contract intends not to honor its obligations thereunder and, except as set forth in Schedule 5.8(b), the Acquired Companies are not participating in any negotiations regarding an amendment to any Material Contract.

Section 5.9            Employee Benefit Matters.

(a)           Neither the Acquired Companies nor any ERISA Affiliate maintains, contributes to, or has any Liability with respect to, or has maintained, contributed to, or had any Liability with respect to (i) any multiemployer plan as defined in Section 3(37) of ERISA, or (ii) any pension plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

(b)           No Acquired Company has an obligation to provide health or life insurance benefits beyond termination of employment, except as required by Section 4980B of the Code.

(c)           The Acquired Companies have substantially performed all obligations, whether arising by operation of any legal requirement or by contract, required to be performed by them in connection with any Benefit Plan and each such Benefit Plan has been administered in substantial compliance with its governing documents and applicable legal requirements.

(d)           The Acquired Companies have made all contributions and other payments required to be made by the Acquired Companies to any Benefit Plan with respect to any period ending before or at Closing.

(e)           The Acquired Companies do not sponsor, maintain, contribute to or have any Liability to or with respect to any Benefit Plan.

Section 5.10         No Employees.  The Acquired Companies have no employees and have never had any employees.  Schedule 5.10 sets forth a list of independent contractors and consultants currently engaged by the Acquired Companies.  On the Closing Date, except as set forth on Schedule 5.10, to FR Mars LP’s Knowledge and to the Owner’s Knowledge, the Acquired Companies will have no Liability for any matters relating to any Company Employee or any other employee, consultant or independent contractor, including any Liability arising out of or related to any wages, salaries, commissions, bonuses, severance or other direct compensation for any services performed or amounts required to be reimbursed to any other Person for services provided by a Company Employee or any other employee or consultant.

Section 5.11         Litigation.  Except as set forth on Schedule 5.11, (a) there are no Proceedings pending or, to FR Mars LP’s Knowledge or to the Owner’s Knowledge, threatened in writing against the Acquired Companies or with respect to any of the Properties or other assets of the Acquired Companies before any Governmental Authority and (b) none of the Acquired Companies is subject to any settlement, consent decree, judgment, order or finding, in each case, that affect or would affect its business, the Properties or other assets of the Acquired Companies, or the consummation of the transactions contemplated herein.

Section 5.12         Compliance with Laws.  Where any of the Acquired Companies is the operator, and to FR Mars LP’s Knowledge and the Owners’ Knowledge in respect of Properties operated by others, the Properties are being operated in material compliance with all applicable Laws.  Further, to FR Mars LP’s Knowledge and to the Owners’ Knowledge, none of the Acquired Companies has received written notice from any Governmental Authority or any other Person claiming any material violation of or noncompliance with any Law with respect to the Properties or claiming any material violation of or noncompliance with any provision of the Leases.  None of the Acquired Companies nor any member, partner, director, officer, agent, employee or other Person associated with or acting on behalf of the Acquired Companies has used any funds of the Acquired Companies for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, made any direct or indirect unlawful payment to any foreign or domestic governmental official or employee, violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or made any illegal bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 5.13         Insurance.  The Acquired Companies have provided the NewCo Owners with true and correct copies of all policies of insurance maintained by or for the benefit of the Acquired Companies, None of the Acquired Companies has received written notice of any cancellation or any threatened cancellation of any such policies, and the Acquired Companies are named insureds or loss payees, as applicable, under each such policy.  The Acquired Companies have given notice or has otherwise presented every material Claim known to the Acquired Companies to be covered by insurance under such policies in a timely fashion, Schedule 5.13 sets forth a complete list of all Claims by the Acquired Companies under insurance policies from the date of inception of the Acquired Companies with respect to operations, or damage or destruction to, any of the Properties.

Section 5.14         Brokers’ Fees and Advisor Agreements.  Except for the Persons set forth on Schedule 5.14, no broker, finder, agent or similar intermediary has acted on behalf of FR Mars LP, the Acquired Companies or any of their Affiliates in connection with this Agreement or the transactions contemplated herein.

Section 5.15         Manager and Officer Indemnification.  The managers, partners, officers, employees and agents of the Acquired Companies are not entitled to indemnification from the Acquired Companies, except to the extent that that (a) indemnification rights are granted pursuant to the Operating Services Agreements or (b) indemnification rights are mandated by the applicable FR Mars LP or the Acquired Companies’ Organizational Documents, copies of which have been provided to the NewCo Owners.  There are no pending or threatened Claims for indemnification by any manager, partner, officer, employee or agent of the Acquired Companies.

Section 5.16         Bank Accounts.  Schedule 5.16 sets forth all bank accounts or other financial institutions with which the Acquired Companies have an account, showing the type and account number of each such account, and the names of Persons authorized as signatories thereon or to act or deal in connection therewith.

Section 5.17         Disclaimers.

(a)           Except as and to the extent expressly set forth in this Article V, (i) FR Mars LP and the Owners make no representations or warranties, express or implied, and (ii) FR Mars LP and the Owners expressly disclaim all Liability and responsibility for any representation or warranty made or communicated (orally or in writing) to the NewCo Owners or any of their respective Affiliates, employees, agents, consultants or representatives (including any opinion, information, projection or advice that may have been provided to the NewCo Owners by any officer, manager, employee, agent, consultant, representative or advisor of FR Mars LP, the Owners, the Acquired Companies or any of their Affiliates).

(b)           EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN THIS ARTICLE V AND ALL SCHEDULES REFERENCED IN THIS ARTICLE V, FR MARS LP AND THE OWNERS EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AS TO (I) TITLE TO ANY OF THE PROPERTIES OR OTHER ASSETS OF THE ACQUIRED COMPANIES, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE PROPERTIES OR OTHER ASSETS OF THE ACQUIRED COMPANIES, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE PROPERTIES OR OTHER ASSETS OF THE ACQUIRED COMPANIES, (IV) ANY ESTIMATES OF THE VALUE OF THE PROPERTIES OR OTHER ASSETS OF THE ACQUIRED COMPANIES, OR FUTURE REVENUES GENERATED BY THE PROPERTIES OR OTHER ASSETS OF THE ACQUIRED COMPANIES, (V) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE PROPERTIES OR OTHER ASSETS OF THE ACQUIRED COMPANIES, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, OR (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE PROPERTIES OR OTHER ACQUIRED COMPANIES ASSETS, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE NEWCO OWNERS

Each NewCo Owner severally, but not jointly, hereby makes the following representations and warranties solely with respect to itself to FR Mars LP, the Owners and to each other NewCo Owner as of the date hereof and as of the Closing Date; provided, however, only each of the Second Lien Lenders severally but not jointly, hereby makes the representations and warranties in Section 6.8 solely with respect to itself, and only Superior hereby makes the representations and warranties set forth in Section 6.9.

Section 6.1            Organization and Good Standing.

(a)           Dynamic is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate properties and carry on its business.

(b)           Superior is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to own and lease the properties it currently owns and leases and to carry on its business as such business is currently conducted.

(c)           Each of the Second Lien Lenders is duly organized, validly existing and in good standing under the Laws of the state of the jurisdiction of its incorporation (or other formation), and has all requisite power and authority to own and lease the properties it currently owns and leases and to carry on its business as such business is currently conducted.

Section 6.2            Authorization.  Each of the NewCo Owners has all requisite power, authority and legal capacity to execute and deliver this Agreement and any additional agreements contemplated herein to which any such NewCo Owner is a party, and to consummate the transactions contemplated herein and therein.  The execution and delivery of this Agreement and any additional agreements contemplated herein to which any such NewCo Owner is a party and the consummation of the transactions contemplated herein and therein have been duly authorized by all required action on the part of such NewCo Owner.  This Agreement has been, and any additional agreements contemplated herein to which any NewCo Owner is a party will be at or prior to the Closing, duly and validly executed and delivered by such NewCo Owner, and (assuming the due authorization, execution and delivery by the other Parties and the other parties thereto) this Agreement constitutes, and any additional agreements contemplated herein which any NewCo Owner is a party, when so executed and delivered will constitute, the legal, valid and binding obligation of such NewCo Owner, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a Proceeding at Law or in equity).

Section 6.3            No Violations.  The execution and delivery of this Agreement by each of the NewCo Owners and any additional agreements contemplated herein, to which such NewCo Owner is a Party and the consummation of the transactions contemplated by this Agreement by it shall not:

(a)           conflict with or require the consent of any Person under any of the terms, conditions or provisions of the Organizational Documents of such NewCo Owner;

(b)           violate any provision of, or require any filing, consent or approval under any Laws applicable to such NewCo Owner, except (in each case) where such violation would not affect such NewCo Owner’s ability to consummate the transactions contemplated herein; or

(c)           conflict with, result in a breach of; constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under: (i) any material agreement or any mortgage, indenture, loan, credit agreement or other agreement evidencing indebtedness for borrowed money to which any of the NewCo Owners is a Party or by which any of the NewCo Owners is bound, except (in each case) where such conflict, breach or default would not materially affect such NewCo Owner’s ability to consummate the transactions contemplated herein or (ii) any order, judgment or decree of any Governmental Authority.

Section 6.4            Litigation.  There are no Proceedings pending or, to the knowledge of the NewCo Owners, threatened in writing against any of the NewCo Owners, or to which any such NewCo Owner is otherwise a party before any Governmental Authority, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect on the ability of any NewCo Owner to perform its obligations under this Agreement or to consummate the transactions contemplated herein.  None of the NewCo Owners is subject to any Order of any Governmental Authority except to the extent the same would not reasonably be expected to have a Material Adverse Effect on the ability of any of the NewCo Owners to perform its respective obligations under this Agreement or to consummate the transactions contemplated herein.

Section 6.5            Independent Investigation.  The NewCo Owners are (or its investment advisors are) experienced and knowledgeable in the oil and gas business and aware of the risks of that business.  Each of the NewCo Owners acknowledges and affirms that (a) it has, or prior to the Closing will have, made all such independent investigation, verification, analysis and evaluation of the Acquired Companies and the Properties and (b) it has, or prior to Closing will have, made all such reviews and inspections of the Properties and other assets of the Acquired Companies and their businesses, books and records, results of operations, conditions and prospects of the Acquired Companies as it has deemed necessary or appropriate to execute and deliver this Agreement.  Except for the representations and warranties of FR Mars LP and the Owners contained in Article V, each of the NewCo Owners acknowledges that there are no representations or warranties, express or implied, as to the financial condition, Properties or other assets of the Acquired Companies or, liabilities, equities, operations or business of the Acquired Companies and that in making its decision to enter into this Agreement and consummate the transactions contemplated herein, each of the NewCo Owners has relied exclusively upon its own independent investigation, verification, analysis and evaluation.

Section 6.6            Securities Matters.  Each of the NewCo Owners is an “accredited investor” as defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities  Act”), and is acquiring the Interests solely for its own account and not with a view to any distribution or disposition thereof.  Each of the NewCo Owners understands that (a) the Interests have not been registered under the Securities Act or registered or qualified under any applicable state securities Laws in reliance upon specific exemptions therefrom, and (b) the Interests may not be transferred or sold except in a transaction registered or exempt from registration under the Securities Act, and registered or qualified or exempt from registration or qualification under any applicable state securities Laws.

Section 6.7            Broker’s Fees and Advisor Agreements.  Except for the Persons set forth on Schedule 5.14, no broker, finder, agent or similar intermediary has acted on behalf of any of the NewCo Owners or any of their respective Affiliates in connection with this Agreement or the transactions contemplated herein.

Section 6.8            Second Lien Lenders.  Set forth on Schedule 6.8 is the name of each of the Second Lien Lenders and opposite such Second Lien Lender’s name is the aggregate amount of the Second Lien Loan held by it.  Each Second Lien Lender owns its Second Lien Loans free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by state or federal securities Laws.  Each Second Lien Lender has the power, authority and legal capacity to sell, transfer, assign and deliver such Second Lien Loan as provided in this Agreement.

Section 6.9            Tax Status of Superior.  Superior is a partnership for federal income tax purposes, and none of the partners in such partnership is a partner of FR Mars LP or FR Mars GP or is disregarded as an entity separate from any partner of FR Mars LP or FR Mars GP for federal income tax purposes, and no entity in which Superior has a direct or indirect ownership interest is a partner of FR Mars LP or FR Mars GP for federal income tax purposes.

ARTICLE VII
PRE-CLOSING OBLIGATIONS

Section 7.1            Conduct of Business.  From the date hereof and until the Closing (such period, the “Interim Period”), except (a) as required by applicable Law, (h) as otherwise contemplated by this Agreement or (c) with the prior written consent of Dynamic (which consent shall not be unreasonably withheld, delayed or conditioned), each of FR Mars LP and the Acquired Companies shall, and each of the Owners shall cause each of FR Mars LP and the Acquired Companies to:

(i)            operate only in the usual, regular and ordinary manner consistent with their past practice, and use reasonable best efforts to preserve their present business operations and organization;

(ii)           maintain their books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years, and comply in all material respects with all material contractual and other obligations;

(iii)         maintain its material properties, including those held under leases, in their current good working order and condition, ordinary wear and tear excepted;

(iv)          use its reasonable best efforts to (A) preserve its present business, operations, organization and goodwill and (B) preserve its present relationships with customers and suppliers;

(v)            not enter into a new, or modify, amend or terminate an existing, Material Contract, except as may be contemplated by this Agreement, the First Lien Lender Release, the Second Lien Lender Release or the Assignment in Lieu of Foreclosure or with respect to termination of an existing Material Contract, in accordance with the terms thereof;

(vi)          not repurchase, redeem or otherwise acquire any outstanding membership interests, partnership interests or other ownership interests in the Acquired Companies, as applicable;

(vii)         not transfer, issue, sell or dispose of any membership interests, partnership interests or other securities of the Acquired Companies, as applicable, or grant options, warrants, calls or other rights to purchase or otherwise acquire membership interests, partnership interests or other securities of the Acquired Companies, as applicable;

(viii)        not amend the Acquired Companies’ Organizational Documents except as otherwise required in connection with the consummation of the transactions contemplated by this Agreement;

(ix)          comply in all material respects with all applicable Laws to which they are subject;

(x)           not create, incur or assume any debt for borrowed money except trade debt in the Ordinary Course of Business;

(xi)          not make a loan, advance or capital contribution to any Person, except in the Ordinary Course of Business;

(xii)         not transfer, sell or otherwise dispose of, or subject any of the Properties or other assets of the Acquired Companies to any Encumbrance, except for Permitted Encumbrances and sales or dispositions of oil and gas in the Ordinary Course of Business consistent with past practice;

(xiii)       not (A) grant any bonus, benefit or other direct or indirect compensation to any Company Employee, or (B) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which any of the Acquired Companies is a party and involving a Company Employee, except, in each case, as required by applicable Law from time to time in effect or by the terms of any Benefit Plans or the Incentive Agreements;

(xiv)        not permit the Acquired Companies to enter into or agree to enter into any merger or consolidation with any corporation or other entity, or acquire the securities of any other Person;

(xv)          not make any capital expenditures; or

(xvi)        not agree to do anything prohibited by this Section 7.1.

Section 7.2            Access to Information.  FR Mars LP and the Acquired Companies shall, and each of the Owners shall cause each of FR Mars LP and the Acquired Companies to: (a) provide the NewCo Owners and their authorized representatives reasonable access to the employees, offices, and other facilities, and all books and records, including work papers and other materials of the Acquired Companies prepared by the Acquired Companies’ independent public accountants, of the Acquired Companies, (b) shall permit the NewCo Owners and their authorized representatives to make inspections as they may reasonably require, and (c) shall cause the Acquired Companies’ officers to furnish the NewCo Owners and their authorized representatives with such financial and operating data and other infonnation with respect to the Acquired Companies as the NewCo Owners may from time to time reasonably request; provided, however, that no investigation pursuant to this Section shall affect any representation or warranty of FR Mars LP or the Acquired Companies contained in this Agreement or in any agreement, instrument, or document delivered pursuant hereto or in connection herewith; and provided further that FR Mars LP and the Acquired Companies shall have the right to have a representative present at all times of any such inspections, interviews, and examinations conducted at or on the offices or other facilities or properties of the Acquired Companies or their respective Affiliates or representatives.  The NewCo Owners shall hold in confidence all such information on the terms and subject to the conditions set forth herein.

Section 7.3            Indemnity Regarding Access.  EACH NEWCO OWNER SEVERALLY BUT NOT JOINTLY, AGREES TO RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS THE ACQUIRED COMPANIES, FR MARS LP AND BERYL RESOURCES LP AND THEIR AFFILIATES, AND THEIR MANAGERS, PARTNERS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES (COLLECTIVELY, THE “FR MARS  LP INDEMNIFIED PARTIES”) FROM AND AGAINST ANY AND ALL LOSSES IN CONNECTION WITH PERSONAL INJURIES, INCLUDING DEATH, OR PROPERTY DAMAGE, ARISING OUT OF OR RELATING TO THE PRE-CLOSING ACCESS OF SUCH NEWCO OWNER, ITS AGENTS, EMPLOYEES, CONTRACTORS, AND OTHER REPRESENTATIVES TO THE PROPERTIES AND TO OTHER INFORMATION RELATING THERETO AS PERMITTED UNDER THIS AGREEMENT, REGARDLESS OF WHETHER SUCH INJURIES, DEATH OR DAMAGES ARE CAUSED IN WHOLE OR PART BY THE SOLE, PARTIAL, CONCURRENT OR OTHER NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE FR MARS LP INDEMNIFIED PARTIES, EXCEPT TO THE EXTENT CAUSED BY ANY OF THE FR MARS LP INDEMNIFIED PARTIES’ GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IT IS THE EXPRESS INTENTION OF THE PARTIES THAT THE INDEMNITY PROVIDED FOR BY THIS SECTION 7.3  CONSTITUTES AN AGREEMENT BY EACH NEWCO OWNER TO INDEMNIFY AND PROTECT THE FR MARS LP INDEMNIFIED PARTIES FROM THE CONSEQUENCES OF ITS OWN NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT, REGARDLESS OF WHETHER SAME IS THE SOLE OR A CONCURRENT CAUSE OF THE INJURY, DEATH OR DAMAGE, EXCEPT AND TO THE EXTENT CAUSED BY ANY FR MARS LP INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.  WITH RESPECT TO THE NON-OPERATED PROPERTIES, EACH NEWCO OWNER FURTHER

AGREES THAT ACCESS SHALL BE CONDITIONED UPON SUCH NEWCO OWNER, ITS AGENTS, EMPLOYEES, CONTRACTORS OR OTHER REPRESENTATIVES EXECUTING APPROPRIATE BOARDING AGREEMENTS AS MAY BE REQUIRED BY THE OPERATOR OF ANY SUCH PROPERTIES.

Section 7.4            Press Releases.  FR Mars LP, the Owners, the Acquired Companies and the NewCo Owners will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement prior to such consultation, except that each Party may make such disclosure (a) as may be required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Person or (b) to Governmental Authorities and third parties holding preferential rights to purchase, rights of consent or other rights that may be applicable to the transactions contemplated herein, as reasonably necessary to provide notices, seek waivers, amendments or terminations of such rights or seek such consents.

Section 7.5            Intercompany Arrangements.

(a)           Except for those Material Contracts set forth on Schedule 7.5, all contracts, agreements and arrangements (including all Tax sharing or allocation agreements) between and among any of the Acquired Companies, on the one hand, and FR Mars LP, the Owners, or any of their Affiliates (other than the Acquired Companies), on the other hand, shall terminate and be of no further force or effect, except as otherwise provided in this Agreement or any additional agreements contemplated herein.  All intercompany balances outstanding or related to periods of time prior to the Closing Date between and among any of the Acquired Companies, on the one hand, and FR Mars LP or any of its Affiliates (other than the Acquired Companies), on the other hand, a list of which is set forth on Schedule 7.5, shall be paid in full at, or immediately prior to, the Closing.

(b)           Notwithstanding Section 7.5(a), the Parties shall cause the Operating Services Agreements to be terminated effective at the Closing in all respects except that (i) any amounts for services that have accrued under the Operating Services Agreements in the Ordinary Course of Business of the Acquired Companies prior to the Closing Date will be paid or payable by the Acquired Companies in accordance with the terms of the Operating Agreements; and (ii) any indemnification obligations under the Operating Services Agreement shall remain in effect and be modified such that they will only apply to the extent necessary to provide indemnification to a Party for Claims by third parties who are not Affiliates of any of the Parties relating to or arising out of the conduct of the business of the Acquired Companies in the Ordinary Course of Business and shall be further subject to the limitations on such indemnification as set forth in the Operating Services Agreements.

Section 7.6            Termination of Advisor Agreements; Payoff Letters.  At or immediately prior to Closing, Beryl Resources, FR Mars LP and the Acquired Companies shall use their reasonable best efforts to terminate the engagement of all legal, consulting, financial and other advisors that have been engaged by the Acquired Companies or their Affiliates, including those agreements and arrangements set forth on Schedule 5.14 (the “Advisor Agreements”), and arrangements shall be made for the payment in full at the Closing of all fees and expenses thereunder by the Acquired Companies.  In connection with such termination and payment, Beryl Resources, FR Mars LP and the Acquired Companies shall use their reasonable best efforts to obtain final payoff letters in a form reasonably satisfactory to the NewCo Owners (the “Payoff Letters”) from each such legal, consulting, financial and other advisor which shall (i) set forth all amounts due and payable at Closing pursuant to such Advisor Agreement in satisfaction of all amounts payable under the Advisor Agreements (the “Advisor Amounts”); and (ii) terminate the engagement under such Advisor Agreement, provided that such termination shall not affect the indemnification and confidentiality obligations under the Advisor Agreements which shall survive such termination.

Section 7.7            Hedges.  The Parties (for purposes of this Section 7.7, the term “Parties” shall not include the Second Lien Lenders) shall use their commercially reasonable efforts to maintain all Hedges of the Acquired Companies with their current counterparties following the

Closing.  If despite the exercise of such efforts, the Parties are unable to maintain the Hedges with the current counterparties, the Parties, at no expense to the Owners, shall use their commercially reasonable efforts to cause all such Hedges to be transferred or novated to such other counterparties designated in the sole discretion of Dynamic on or before the Closing.  The Parties agree to promptly disclose to each other the details and status of any such efforts to maintain or novate the Hedges as set forth in this Section 7.7 upon request by any Party.

Section 7.8            Employee and Benefits Matters.

(a)           At or prior to the Closing and subject to the provisions of Section 2.6, the Acquired Companies shall take all actions to maintain and enforce its rights under the Incentive Agreements, including paying in full all amounts due and payable pursuant to the terms of such Incentive Agreements.

(b)           Dynamic and its Affiliates shall continue to have the right to interview and evaluate each of the Company Employees in order to determine which Company Employees Dynamic desires to employ following the Closing Date.  Beryl Resources agrees to cooperate in all reasonable respects with Dynamic and its Affiliates to allow Dynamic and its Affiliates to evaluate and interview the Company Employees.  On or before the Closing Date, Dynamic shall have the right to offer employment to any of the Company Employees (each such employee that receives an offer from Dynamic shall be referred to herein as an “Offered Employee”).  Beryl Resources shall not make any Claim against the NewCo Owners or the Acquired Companies with respect to the hiring of any of the Offered Employees.  Except for any payments owed pursuant to the Incentive Agreements, which shall be included in Transaction Costs, any severance payment or other compensation payment due to any Person as a result of the termination of their employment who has provided services to the Acquired Companies, including any Offered Employee, shall be the sole responsibility of Beryl Resources.  Except for any Transaction Costs (including any payments owed pursuant to the Incentive Agreements) and any amounts reimbursable under the Operating Services Agreements and included in Schedule 7.5, any Loss with respect to the Offered Employees or relating to employment or terms and conditions of employment of the Offered Employees arising on or before the Closing Date, shall be the sole responsibility of Beryl Resources and Beryl Resources shall indemnify and hold harmless the NewCo Owners and their respective Affiliates, including the Acquired Companies, with respect to any such Loss.

Section 7.9            Managers and Officers.  At the Closing, each of the managers and officers of the Acquired Companies identified on Schedule 7.9 shall resign his or her position with the Acquired Companies effective at Closing and all outstanding agreements between any of the Acquired Companies and such Person shall be terminated in all respects at or prior to Closing, except as otherwise contemplated by this Agreement.

Section 7.10         Confidentiality.  Each of FR Mars LP and the Owners will, and will use their best efforts to cause their Affiliates and the partners, members, managers, officers, employees, agents, contractors and representatives (each a “Representative” and collectively “Representatives”) of FR Mars LP, the Owners or their Affiliates, to, (a) treat and hold as confidential all information concerning the Acquired Companies and their businesses and affairs that is not already generally available to the public (“Confidential Information”), (b) refrain from using any of the Confidential Information except in connection with the transaction contemplated in this Agreement and (c) deliver promptly to NewCo or destroy, at the request and option of NewCo, all tangible embodiments (and all copies) of the Confidential Information which are in the control or possession of FR Mars LP, any Owner or their Affiliates; provided, however, that NewCo will provide FR Mars LP or any Owner reasonable access, subject to the restrictions set forth in this Section 7.10, to any Confidential Information that NewCo possesses that was in the possession or control of FR Mars LP or any Owner prior to such request to deliver or destroy to the extent necessary for FR Mars LP or any Owner to defend any Claim made against such Parties arising out of the operation of the business of the Acquired Business prior to the Closing Date.  In the event that FR Mars LP, any Owner or their Affiliates are requested or required (by oral question or request for information or documents in any legal Proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Person receiving the request will promptly notify NewCo of the request or requirement so that NewCo may seek an appropriate protective order or waive compliance with the provisions of this Section 7.10.  If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Persons receiving a request is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Person may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Person shall use its reasonable best efforts to obtain, at the reasonable request of NewCo, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed.  Notwithstanding any other provision of this Agreement, the obligations of FR Mars LP, the Owners and their respective Affiliates and Representatives to maintain the confidentiality of the Confidential Information shall not apply to any portion of the Confidential Information that: (a) is or becomes generally available to the public through no fault of FR Mars LP, the Owners or their Affiliates or Representatives, including information in the public domain; (b) is received from a source other than the Acquired Companies or their Affiliates or Representatives without any requirement to keep such information secret; (c) can be proved to be in the possession of the receiving Person without any obligation of secrecy prior to the time of its disclosure by or on behalf of the Acquired Companies or their Affiliates or Representatives; or (d) is developed independently of and without reference to or use of the Confidential Information.  The provisions of this Section 7.10 shall remain in force for a period of three (3) years following the Closing Date.  Each of the Parties acknowledges that disclosure or use of the Confidential Information in violation of the provisions of this Section 7.10, NewCo and the Acquired Companies will suffer injury for which they will not have an adequate remedy at Law, and in the event of a breach of the provisions of this Section 7.10, and that NewCo and the Acquired Companies shall be entitled to injunctive relief as is reasonably necessary to prevent or curtail such breach, whether actual or threatened; provided that, in no event (including, a willful breach of this Agreement) shall NewCo or the Acquired Companies be prevented from exercising any other rights granted to them hereunder.

Section 7.11         Acquisition Proposals.  From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement, each of the Owners, FR Mars LP, each of the Acquired Companies and each of the Second Lien Lenders severally, but not jointly, shall not, and shall not permit any of its respective Affiliates to, directly or indirectly, (a) solicit, initiate, or knowingly encourage any Acquisition Proposal (defined below) or (b) engage in discussions or negotiations with, or disclose any nonpublic information relating to the Acquired Companies to, any Person that is considering making or has made an Acquisition Proposal.  Each of the Owners, FR Mars LP, each of the Acquired Companies, and each of the Second Lien Lenders severally, but not jointly, shall and shall cause its respective Affiliates to, cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and shall promptly request each such Person who has heretofore entered into a confidentiality agreement in connection with an Acquisition Proposal to return to FR Mars LP and the Acquired Companies all confidential information heretofore furnished to such Person by or on behalf of FR Mars LP or any of the Acquired Companies.  If any of the Owners, FR Mars LP, the Acquired Companies, the Second Lien Lenders, or any of their respective Affiliates shall hereafter receive any Acquisition Proposal, such recipient shall immediately communicate the terms of such proposal to the NewCo Owners.  The term “Acquisition Proposal”, as used herein, means any offer or proposal for, or any indication of interest in, a merger, sale consolidation or other business combination involving the Acquired Companies, the Properties or other assets of the Acquired Companies or the acquisition of any equity interest in the Acquired Companies, other than the transactions contemplated by this Agreement.

Section 7.12         Reasonable Best Efforts.

(a)           Each Party hereto agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper, or advisable under applicable Laws to consummate the transactions contemplated by this Agreement, including (i) cooperation in determining whether any consents, approvals, orders, authorizations, waivers, declarations, filings, or registrations of or with any Governmental Authority or third party are required in connection with the consummation of the transactions contemplated herein; (ii) reasonable best efforts to obtain any such consents, approvals, orders, authorizations, and waivers and to effect any such declarations, filings, and registrations (provided, however, that notwithstanding the foregoing, no Party shall be required to make any payments to obtain such third party consents, approvals, orders, authorizations or waivers); (iii) reasonable best efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated herein; (iv) reasonable best efforts to defend, and cooperation in defending, all lawsuits or other Proceedings challenging this Agreement or the consummation of the transactions contemplated herein; and (v) the execution of any additional instruments necessary to consummate the transactions contemplated herein.

(b)           Specifically and not in limitation of the general provisions of Section 7.12(a), each Party (for purposes of this Section 7.12(b), the term “Party” shall not include the Second Lien Lenders”) agrees severally, but not jointly, to use its reasonable best efforts to cause the First Lien Lenders and the Acquired Companies to enter into the Amended and Restated Credit Agreement and to consummate the various transactions contemplated therein, including the execution and delivery of the First Lien Lenders Consent; provided, however, that notwithstanding the foregoing, no Party shall be required to make any payments to cause the First Lien Lenders to consummate the transactions contemplated herein and in no event shall any Party be in any way responsible or liable with respect to the outcome of such efforts.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.1            Conditions to Obligations of FR.  Mars LP and the NewCo Owners.  Subject to Section 8.3, the obligations of FR Mars LP and each NewCo Owner to consummate the transactions set forth herein are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions:

(a)           Third Party Consents; Governmental Approvals.  All consents, approvals or waivers, if any, disclosed on any schedule to this Agreement or otherwise required in connection with the consummation of the transactions contemplated by this Agreement have been received.  All of the consents, approvals, authorizations, exemptions and waivers from Governmental Authorities that will be required to enable the Parties to consummate the transactions contemplated by this Agreement have been obtained.

(b)           No Injunction.  No Party shall be subject to any Law, order or injunction (whether preliminary or permanent) restraining or prohibiting the consummation of the transactions contemplated herein.

(c)           No Proceedings.  No Proceeding challenging this Agreement or the transactions contemplated herein or seeking to prohibit, alter, prevent or materially delay the Closing or seeking Losses from FR Mars LP or the NewCo Owners incident to this Agreement or the transactions contemplated herein, will have been instituted by any Person before any Governmental Authority and be pending.

Section 8.2            Conditions to Obligations of FR Mars LP.  The obligation of FR Mars LP to consummate the transactions set forth herein is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by FR Mars LP in whole or in part to the extent permitted by applicable Law):

(a)           Representations, Warranties and Covenants of the NewCo Owners.  (i) Each of the representations and warranties of the NewCo Owners contained in Article VI shall be true and correct, to the extent qualified by materiality, in all respects, and to the extent not so qualified, in all material respects, (in each case) as of the date of this Agreement and as of the Closing Date as though made on and as of that date, and (ii) the NewCo Owners shall have performed in all material respects each of the obligations, covenants and agreements required hereunder to be performed by them at or prior to the Closing.

(b)           Closing Certificate.  Each of the NewCo Owners shall have delivered to FR Mars LP a certificate of its officer, dated the date of Closing, certifying on behalf of such NewCo Owner that the conditions set forth in Section 8.2(a) have been fulfilled with respect to such NewCo Owner.

(c)           First Lien Lender Release.  The First Lien Lenders shall have duly executed and delivered to FR Mars LP the First Lien Lender Release substantially in the form attached hereto as Exhibit G.

(d)           Second Lien Lender Release.  The Second Lien Lenders shall have duly executed and delivered to FR Mars LP the Second Lien Lender Release substantially in the form attached hereto as Exhibit H.

(e)           Acquired Companies Release.  The Acquired Companies shall have duly executed and delivered to FR Mars LP the Acquired Companies Release substantially in the form attached hereto as Exhibit I.

(f)            Assignment in Lieu of Foreclosure.  NewCo, the First Lien Agent and Wilmington Trust FSB, as agent for the Second Lien Lenders shall have executed the Assignment in Lieu of Foreclosure substantially in the form attached hereto as Exhibit F.

(g)           Other Deliveries.  The NewCo Owners shall each have delivered such other duly executed documents, instruments and certificates as may be required to be delivered by the NewCo Owners on or prior to the date of the Closing pursuant to the terms of this Agreement.

Section 8.3            Conditions to Obligations of Each NewCo Owner.  The obligations of each NewCo Owner to consummate the transactions contemplated herein are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived upon the approval of Dynamic, Superior and a majority of the Second Lien Lenders based on amount of Second Lien Loans held by such Second Lien Lenders, except for Sections 8.3(b), (c) and (k) which may be waived by Dynamic in its sole discretion, in whole or in part to the extent permitted by applicable Law):

(a)           Representations, Warranties and Covenants of FR Mars LP, the Owners and each other NewCo Owner.  (i) Each of the representations and warranties of (A) FR Mars LP and the Owners with respect to Article IV, (B) FR Mars LP with respect to Article V and (C) each other NewCo Owner with respect to Article VI, shall be true and correct, to the extent qualified by materiality, in all respects, and to the extent not so qualified, in all material respects, (in each case) as of the date of this Agreement and as of the Closing Date as though made on and as of that date, and (ii) FR Mars LP, the Owners and each other NewCo Owner shall have performed in all material respects each of the obligations, covenants and agreements required hereunder to be performed by them at or prior to the Closing.

(b)           Closing Certificate.  FR Mars LP, each of the Owners and each other NewCo Owner shall have delivered to such NewCo Owner a certificate of an officer, dated the date of Closing, certifying on behalf of FR Mars LP or such Owner or such other NewCo Owner, that the conditions set forth in Section 8.3(a) have been fulfilled with respect to such Person.

(c)           No Material Adverse Effect.  There shall not have occurred and be continuing a Material Adverse Effect.

(d)           Formation of NewCo.  (i) The Certificate as set forth on Exhibit B shall have been executed and filed with the Secretary of State of Delaware and (ii) each of the NewCo Owners shall have executed the NewCo LLC Agreement substantially in the form attached hereto as Exhibit C.

(e)           Contribution of Loans and Liens.  The Second Lien Lenders, NewCo, Beryl LP, Beryl GP, FR Mars LP and Wilmington Trust FSB, as agent for the Second Lien Lenders, shall have executed the Contribution of Loans and Liens substantially in the form attached hereto as Exhibit D.

(f)            Amended and Restated Credit Agreement.  The First Lien Lenders and the Acquired Companies shall have executed and delivered to the NewCo Owners the Amended and Restated Credit Agreement substantially in the form attached hereto as Exhibit E and all transactions contemplated by the Amended and Restated Credit Agreement to be consummated on or prior to the Closing Date shall have been completed.

(g)           Assignment in Lieu of Foreclosure.  Beryl LP, Beryl GP, FR Mars LP, NewCo, the First Lien Agent and Wilmington Trust FSB, as agent for the Second Lien Lenders shall have executed the Assignment in Lieu of Foreclosure substantially in the form attached hereto as Exhibit F.

(h)           FIRPTA Certificate.  FR Mars LP shall have executed and delivered to the NewCo Owners a certificate, signed under penalties of perjury (i) stating that it is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) stating that it is not a disregarded entity, (iii) providing its U.S.  Employer Identification Number, and (iv) providing its address, all pursuant to Section 1445 of the Code and the regulations promulgated thereunder.

(i)            Termination of Intercompany Agreements.  The NewCo Owners shall have received evidence that each of the documents and agreements described in Section 7.5 shall have been terminated without any cost or Liability to the Acquired Companies, the NewCo Owners, or any Affiliate of the NewCo Owners.

(j)            Payoff Letters.  The NewCo Owners shall have received (i) copies of the Payoff Letters for each of the Advisor Agreements and (ii) confirmation, in a form reasonably satisfactory to the NewCo Owners, that the Advisor Amounts have been paid in full.

(k)           Resignation of Managers and Officers.  The NewCo Owners shall have received resignations from each of the Managers and Officers of the Acquired Companies set forth on Schedule 7.9 in a form reasonably acceptable to Dynamic.

(l)            Contributions.  Dynamic shall have made the Dynamic Contribution to NewCo, Superior shall have made the Superior Contribution to NewCo and NewCo shall have contributed the Dynamic Contribution and the Superior Contribution to Beryl LP.

(m)          Second Lien Lender Release.  Each of Beryl LP, Beryl GP and FR Mars LP shall have duly executed and delivered to the Second Lien Lenders the Second Lien Lender Release substantially in the form attached hereto as Exhibit H.

(n)           Other Deliveries.  FR Mars LP and the Acquired Companies shall have delivered such other duly executed documents, instruments and certificates as may be required to be delivered by FR Mars LP or the Acquired Companies pursuant to the terms of this Agreement.

ARTICLE IX
TERMINATION

Section 9.1            Termination.  This Agreement may be terminated prior to the Closing as follows:

(a)           by mutual written consent of FR Mars LP and Dynamic;

(b)           by FR Mars LP by written notice to the NewCo Owners, if, at any time prior to the Closing, the NewCo Owners shall have breached any representation or warranty or failed to comply with any covenant or agreement herein that would cause any of the conditions set forth in Section 8.2(a) or Section 8.2(b) not to be satisfied, and such condition is incapable of being satisfied by the Termination Date;

(c)           by any NewCo Owner by written notice to FR Mars LP, the Owners, the Acquired Companies and the other NewCo Owners, if at any time prior to the Closing, FR Mars LP or the Owners or any other NewCo Owner shall have breached any representation or warranty or failed to comply with any covenant or agreement herein that would cause any of the conditions set forth in Section 8.3(a) or Section 83(b) not to be satisfied, and such condition is incapable of being satisfied by the Termination Date;

(d)           by Dynamic in the event that it reasonably determines at any time before the Closing that the value attributable to the Title Defects and Environmental Defects exceeds $5,000,000 in the aggregate; or

(e)           by FR Mars LP, Beryl Resources, Beryl Resources GP or any NewCo Owner if the Closing shall not have occurred on or before October 9, 2009, or such other later date as Dynamic and FR Mars LP (with the consent of the First Lien Agent, on behalf of the First Lien Lenders) shall mutually agree, but in no event later than October 31, 2009 (the “Termination Date”);

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c) or (d) above if such Party or its Affiliates are at such time in material breach of any provision of this Agreement including, its representations, warranties, covenants or obligations hereunder.

Section 9.2            Effect of Termination.  In the event that this Agreement is validly terminated pursuant to Section 9.1, then each of the Parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without Liability to any Party; provided that (a) the provisions of Section 7.10 and this Section 9.2 and provisions which by their nature are intended to survive termination shall remain in effect notwithstanding such termination and (b) no such termination shall relieve any Party from Liability for any breach of this Agreement.

ARTICLE X
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

The representations and warranties of the Parties contained in this Agreement shall not survive the Closing, except that the representations and warranties contained in Article IV, Sections 5.1, 5.2, 5.3, 5.4, 6.1, 6.2 and 6.3 shall survive until sixty (60) days after the expiration of the applicable statute of limitations for the matters arising under such representations and warranties.  All of the covenants and agreements set forth herein that by their nature are required to be performed after the Closing shall survive the consummation of the transactions contemplated herein and shall continue in full force and effect after the Closing until such obligations with respect to such covenants and agreements are fulfilled in their entirety.  Any covenant required to be performed during the Interim Period that is not performed by Closing shall be deemed waived, provided that such waiver shall not affect any Party’s Liability for fraudulent conduct or intentional misrepresentation.  For the avoidance of doubt, following the Closing, no Party shall have any recourse for (a) the breach by another Party of a representation or warranty that does not survive Closing or (b) the breach by another Party of an Interim Period covenant.

ARTICLE XI
TAX MATTERS

Section 11.1         Tax Matters.

(a)           For federal (and applicable state) income tax purposes:

(i)            the transfer of the Interests in NewCo pursuant to Section 2.3 shall be treated by FR Mars LP and NewCo as a sale by FR Mars LP and as a purchase by NewCo, respectively, of the assets of the Acquired Companies as of the Closing (other than Beryl GP’s interest in Beryl LP) (the “Underlying Assets”) in exchange for the sum of (A) the amount of debt represented by the New Loans, as the same may be adjusted pursuant to the terms hereof and the Amended and Restated Credit Agreement, (B) an amount equal to $5,294,118, representing the agreed fair market value of the Underlying Assets in excess of the amount described in clause (A), and (C) any other liabilities of the Acquired Companies properly taken into account as “amount realized” or “amount paid”, as applicable, for federal income tax purposes (the sum of the amounts described in clauses (A), (B) and (C), the “Deemed Purchase Price”); and

(ii)           the Deemed Purchase Price shall be allocated among the Underlying Assets as provided in Schedule 11.1(a)(ii), and each of the Parties agrees to report the transaction contemplated hereby consistently with such allocation.

(b)           FR Mars LP agrees to report all income, gain, loss, deductions and other Tax items with respect to the Underlying Assets properly taken into account on or before the Closing on FR Mars LP’s income Tax Returns for the taxable period of FR Mars LP including the Closing Date, including income, gain, loss, deductions and other Tax items attributable to (i) the amendment of the First Lien Credit Agreement and the entering into of the Amended and Restated Credit Agreement governing the New Loans, (ii) any adjustment to the amount of the

New Loans under Section 2.5(b) or pursuant to the Amended and Restated Credit Agreement as a result of the Transaction Costs exceeding the Threshold Amount, and (iii) the transfer of the Interests to NewCo in lieu of foreclosure on such Interests pursuant to the Assignment in Lieu of Foreclosure (“Stub Period Items”), and NewCo agrees to report all income, gain, loss, deductions and other Tax items with respect to the Underlying Assets properly taken into account after the Closing on NewCo’s income Tax Returns.

(c)           FR Mars LP, the Owners, NewCo, Dynamic and Superior shall not take or permit their Affiliates to take any action that would have the result of causing the Acquired Companies to be treated other than as disregarded entities for federal income tax purposes through and including the Closing Date and until the end of the taxable year of NewCo that includes the Closing.

Section 11.2         Preparation and Filing of Tax Returns After the Closing Date.

(a)           FR Mars LP shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns which include the Stub Period Items.

(b)           NewCo shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns that include Tax items with respect to the Acquired Companies required to be filed after the Closing Date.

(c)           NewCo, FR Mars LP, and the Owners agree to provide such assistance as may reasonably be requested by each other in connection with the preparation of any Tax Return, any audit or other examination by any Tax Authority or any Proceedings relating to Liability for Taxes, and each will retain and provide the requesting Party with any records or information that may be relevant to such Tax Return, audit or examination, Proceedings or determination.  Any information obtained pursuant to this Section 11.2(c) or pursuant to any other Section hereof providing for the sharing of information relating to or review of any Tax Return shall be kept confidential by the Parties.

(d)           NewCo and FR Mars LP shall cooperate with each other in contesting any Claim made by any Tax Authority pertaining to the Acquired Companies (including Tax items attributable thereto) a (“Tax Claim”), which cooperation shall include the retention and, at the contesting Party’s request and expense, the provision of records and information that are reasonably relevant to such Tax Claim, and making employees and representatives available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at Proceedings relating to such Tax Claim.

Section 11.3         Tax Status of NewCo.  At all times following the transfer of the Interests to NewCo pursuant to Section 2.3 until the end of the taxable year of NewCo including such transfer, NewCo will be treated as a partnership for federal income tax purposes and will not have in effect an election under Section 761 of the Code to be excluded from the provisions of Subchapter K of the Code.  NewCo has not taken any action that, and does not have any plan or intention to, cause the Acquired Companies to be treated other than as disregarded entities for federal income tax purposes for the taxable year of NewCo that includes the Closing.

ARTICLE XII
MISCELLANEOUS

Section 12.1                            Expenses.  Except as otherwise provided in this Agreement, each of the Owners, FR Mars LP, the Acquired Companies and the NewCo Owners shall bear their own expenses (including the fees and expenses of their respective financial, legal, accounting and other advisors) incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated herein and therein.

Section 12.2                            Customary Post-Closing Consents.  The Acquired Companies shall also be responsible for obtaining Customary Post-Closing Consents applicable to the transactions contemplated hereunder and all costs and fees associated therewith.

Section 12.3                            Transfer Taxes.  No Transfer Tax will be collected at Closing in connection with this transaction.  If, however, this transaction is later deemed to be subject to Transfer Tax, for any reason, then NewCo shall bear all of such Transfer Tax due.  NewCo, FR Mars LP and the Owners agree to cooperate with each other in demonstrating that the requirements for exemptions, if any, from such Transfer Taxes have been met.

Section 12.4                            Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) one (1) Business Day after the day sent by overnight courier (with written confirmation of receipt), in each case at the addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision) as set forth on the signature page hereto or such other address as the Party, by written notice to the other Parties, may designate from time to time.

Section 12.5                            Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter herein and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, between the Parties relating to the transactions contemplated herein or the subject matter herein.

Section 12.6                            Modifications.  Neither this Agreement nor any provision hereof may be modified, amended, changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the Party against whom or which the enforcement of such modification, amendment, change, waiver, discharge or termination is sought.

Section 12.7                            Assignment; Binding Effect; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void; provided, however, Beryl LP and Beryl GP may pledge any of its rights, interests or obligations under this Agreement to any lender as collateral for obligations under any credit facility for the benefit of such parties.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.  No provision of this Agreement or any agreement referenced herein shall create a third-party beneficiary relationship or otherwise confer any benefit, entitlement or right upon any Person other than the Parties or such referenced agreement, as the case may be, provided that, the First Lien Agent, on behalf of the First Lien Lenders, shall be deemed a third-party beneficiary of the rights under Section 9.1(e) and shall be entitled to enforce the obligations thereunder as if the First Lien Agent were a party hereto.

Section 12.8                            Further Assurances.  From time to time following the Closing, at the request of any Party hereto and without further consideration, the other Party or Parties hereto shall execute and deliver to such requesting Party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting Party may reasonably request in order to consummate more fully and effectively the transactions contemplated herein.

Section 12.9                            Jurisdiction and Venue.

(a)                                  The Parties hereto hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated herein, and each Party hereby irrevocably agrees that all Claims in respect of such dispute or Proceeding may be heard and determined in such courts.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated herein brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a Party to this Agreement may become involved.

(b)                                  Each of the Parties hereto hereby consents to process being served by any Party to this Agreement in any Proceeding of the nature specified in subsection (a) above by the mailing of a copy thereof in the manner specified by the provisions of Section 12.4.

Section 12.10                     Governing Law.  The provisions of this Agreement, all of the documents delivered pursuant hereto, their execution, performance or nonperformance, interpretation, construction and all matters based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement (whether in tort or contract) shall be governed by the Laws, both procedural and substantive, of the State of Texas without regard to its conflict of Laws provisions that if applied might require the application of the Laws of another jurisdiction.

Section 12.11                     Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  Once signed, any reproduction of this Agreement made by reliable means (e.g., photocopy, pdf., facsimile) is considered an original.

Section 12.12                     Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the greatest extent possible.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

DYNAMIC OFFSHORE RESOURCES LC

By:	/s/ G.M. McCarroll
Name:	G.M. McCarroll
Title:	President and Chief Executive Officer

Address:

1301 McKinney St., Suite 900
Houston, Texas 77010
Facsimile: (713) 728-7860
Attn: G.M. McCarroll

SIGNATURE PAGE TO PURCHASE AND CONTRIBUTION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

SUPERIOR ENERGY INVESTMENTS, LLC

By:	/s/ William B. Masters
William B. Masters
Vice President

Address:

601 Poydras Street, Suite 2400
New Orleans, Louisiana 70130
Facsimile: 504-365-9665
Attn: William B. Masters

SIGNATURE PAGE TO PURCHASE AND CONTRIBUTION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

SECOND LIEN LENDERS:

BANK OF AMERICA, N.A.

By:	/s/ Jonathan M. Barnes
Name:	Jonathan M. Barnes
Title:	Vice President

Address:

Hearst Tower, 214 North Tryon Street
NC1-027-14-01
Charlotte, NC 28255
Facsimile: 704-409- 0768
Attn: Jon Barnes / Julia Suggs

SIGNATURE PAGE TO PURCHASE AND CONTRIBUTION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

SECOND LIEN LENDERS:

THE FOOTHILL GROUP, INC.

By:	/s/ Jeff Nikora
Name:	Jeff Nikora
Title:	Executive Vice President

Address:

2450 Colorado Avenue, Suite 3000 West.
Santa Monica, CA 90404
Facsimile: 310-453-7470
Attn: Dennis Ascher

SIGNATURE PAGE TO PURCHASE AND CONTRIBUTION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

SECOND LIEN LENDERS:

CLO BLOCKER CORP I LLC

By:	McDonnell Investment Management, LLC,
its Manager

	By:	/s/ Kathleen A. Zarn
Name: Kathleen A. Zarn
Title: Vice President

Address:

CLO Blocker Corp I LLC
c/o McDonnell Investment Management, LLC
1515 West 22nd Street - 11th Floor
Oak Brook, IL 60523
Facsimile: 630-368-3977
Attn: General Counsel

SIGNATURE PAGE TO PURCHASE AND CONTRIBUTION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

SECOND LIEN LENDERS:

CMF CAYMAN LTD.

By:	/s/ Richard Holahan
Name: Richard Holahan
Title: Attorney-in-Fact

Address:

540 W. Madison Street, Suite 1900 SO
Chicago, IL 60661
Facsimile: 312-275-8715
Attn: Jeffrey R. Kok-Alblas

SIGNATURE PAGE TO PURCHASE AND CONTRIBUTION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

SECOND LIEN LENDERS:

GSO SPECIAL SITUATIONS FUND LP

By:	GSO Capital Partners LP,
its investment manager

By:	/s/ George Fan
Name:	George Fan
Title:	Chief Legal Officer

Address:

280 Park Avenue, 11th Floor
New York, NY 10017
Facsimile:	Chris.Sullivan@gsocap.com;
George.Fan@gsocap.com; and
Dan.Westeott@gsocap.com
Attn: Chris Sullivan, George Fan and Dan Westcott

SIGNATURE PAGE TO PURCHASE AND CONTRIBUTION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

SECOND LIEN LENDERS:

ILLINOIS STATE BOARD OF INVESTMENT

By:	McDonnell Investment Management,
LLC, as Manager

By:	/s/ Kathleen A. Zarn
Name:	Kathleen A. Zarn
Title:	Vice President

Address:

1515 West 22nd Street - 11th Floor
Oak Brook, IL 60523
Facsimile: 630-368-3977
Attu: General Counsel

SIGNATURE PAGE TO PURCHASE AND CONTRIBUTION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

SECOND LIEN LENDERS:

ING GIS DISTRESSED FUND SPC - ING CORPORATE OPPORTUNITIES SEGREGATED PORTFOLIO

By:	/s/ Neil de la Cruz
Name:	Neil de la Cruz
Title:	Director

Address:

1325 Avenue of the Americas
New York, New York 10019
Facsimile: 646 424 7140
Attn: Neil De La Cruz

SIGNATURE PAGE TO PURCHASE AND CONTRIBUTION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

SECOND LIEN LENDERS:

KFH PE HOLDINGS I LLC

By:	KKR Financial Holdings LLC,
its sole member

By:	/s/ Sue Wawrzyckl
Name:	Sue Wawrzyckl
Title:	Authorized Signatory

Address:

c/o Kohlberg Kravis Roberts & Co. (Fixed Income) LLC
555 California Street, 50th Floor
San Francisco, CA 94104
Attn: General Counsel

SIGNATURE PAGE TO PURCHASE AND CONTRIBUTION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

SECOND LIEN LENDERS:

CREDIT SUISSE LOAN FUNDING LLC

By:	/s/ Ian Landow
Name:	Ian Landow
Title:	Authorized Signatory

By:	/s/ Ronald Gotz
Name:	Ronald Gotz
Title:	Authorized Signatory

Address:

11 Madison Avenue, 5th Floor
New York, New York 10010
Facsimile: 212-448-3318
Attn: Ian Landow

with a copy to:

11 Madison Avenue, 2nd Floor
New York, New York 10010
Facsimile: 212-325-8129
Attn: Ashwinee Sawh

SIGNATURE PAGE TO PURCHASE AND CONTRIBUTION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

FR MARS HOLDINGS LP

By:	FR Mars Holdings GP LLC,
its general partner

By:	/s/ Stuart P. Burbach
Name:	Stuart P. Burbach
Title:	President

Address:

10700 N. Freeway, Suite 700
Houston, Texas 77037
Facsimile: 713-590-4445
Attn: Stuart P. Burbach

SIGNATURE PAGE TO PURCHASE AND CONTRIBUTION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

BERYL OIL AND GAS LP

By:	Beryl Oil and Gas GP LLC,
its general partner

By:	/s/ Stuart P. Burbach
Name:	Stuart P. Burbach
Title:	President

Address:

10700 N. Freeway, Suite 700
Houston, Texas 77037
Facsimile: 713-590-4445
Attn: Stuart P. Burbach

SIGNATURE PAGE TO PURCHASE AND CONTRIBUTION AGREEMENT

IN WITNESS WHEREOF, the Patties hereto have executed this Agreement as of the date first written above.

BERYL OIL AND GAS GP LLC

By:	/s/ Stuart P. Burbach
Name:	Stuart P. Burbach
Title:	President

Address:

10700 N. Freeway, Suite 700
Houston, Texas 77037
Facsimile: 713-590-4445
Attn: Stuart P. Burbach

SIGNATURE PAGE TO PURCHASE AND CONTRIBUTION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

OWNERS:

BERYL RESOURCES LP

By:	Beryl Resources GP LLC,
its general partner

By:	/s/ Stuart P. Burbach
Name:	Stuart P. Burbach
Title:	President

Address:
10700 N. Freeway, Suite 700
Houston, Texas 77037
Facsimile: 713-590-4445
Attn: Stuart P. Burbach

SIGNATURE PAGE TO PURCHASE AND CONTRIBUTION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

OWNERS:

FR MARS HOLDINGS GP LLC

By:	/s/ Stuart P. Burbach
Name:	Stuart P. Burbach
Title:	President

Address:

10700 N. Freeway, Suite 700
Houston, Texas 77037
Facsimile: 713-590-4445
Attn: Stuart P. Burbach

SIGNATURE PAGE TO PURCHASE AND CONTRIBUTION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

OWNERS:

SESI, L.L.C.

By:	/s/ William B. Masters
William B. Masters
Executive Vice President

Address:

601 Poydras Street, Suite 2400
New Orleans, Louisiana 70130
Facsimile: 504-362-1818
Attn: Danny Young

SIGNATURE PAGE TO PURCHASE AND CONTRIBUTION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

OWNERS:

BERYL RESOURCES GP LLC

By:	/s/ Stuart P. Burbach
Name:	Stuart Burbach
Title:	President

Address:

10700 N. Freeway, Suite 700
Houston, Texas 77037
Facsimile: 713-590-4445
Attn: Stuart Burbach

SIGNATURE PAGE TO PURCHASE AND CONTRIBUTION AGREEMENT